                                                                   Exhibit 2.2




                                                                         ANNEX A

                                MERGER AGREEMENT

                                  BY AND AMONG

                             HARBINGER CORPORATION,

                         OLYMPIC SUBSIDIARY CORPORATION

                                      AND

                           PREMENOS TECHNOLOGY CORP.

                             AS OF OCTOBER 23, 1997

                               TABLE OF CONTENTS

ARTICLE 1.  THE MERGER......................................................   A-9
  Section 1.1.  Surviving Corporation.......................................   A-9
  Section 1.2.  Certificate of Incorporation................................   A-9
  Section 1.3.  Bylaws......................................................   A-9
  Section 1.4.  Directors...................................................   A-9
  Section 1.5.  Officers....................................................  A-10
  Section 1.6.  Effective Time..............................................  A-10
  Section 1.7.  Tax-Free Reorganization.....................................  A-10
  Section 1.8.  Pooling of Interests Accounting.............................  A-10
ARTICLE 2.  CONVERSION OF SHARES; TREATMENT OF OPTIONS
                 AND DERIVATIVES............................................  A-10
  Section 2.1.  Premenos Common Stock.......................................  A-10
  Section 2.2.  Fractional Shares...........................................  A-10
  Section 2.3.  Treatment of Premenos Employee Stock Options and Derivative
                Securities..................................................  A-10
  Section 2.4.  Exchange Agent..............................................  A-12
  Section 2.5.  Conversion Ratio and Adjustment Event.......................  A-13
ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PREMENOS......................  A-13
  Section 3.1.  Organization................................................  A-13
  Section 3.2.  Authorization...............................................  A-13
  Section 3.3.  Absence of Restrictions and Conflicts.......................  A-14
  Section 3.4.  Capitalization..............................................  A-14
  Section 3.5.  Capital Stock of Premenos Subsidiaries......................  A-14
  Section 3.6.  SEC Reports.................................................  A-14
  Section 3.7.  Financial Statements........................................  A-15
  Section 3.8.  Absence of Certain Changes..................................  A-15
  Section 3.9.  Legal Proceedings...........................................  A-16
  Section 3.10. Compliance with Law.........................................  A-16
  Section 3.11. Material Contracts..........................................  A-16
  Section 3.12. Tax Returns; Taxes..........................................  A-17
  Section 3.13. Employee Benefit Plans......................................  A-17
  Section 3.14. Labor Relations.............................................  A-20
  Section 3.15. Insurance...................................................  A-20
  Section 3.16. Title to Properties and Related Matters.....................  A-20
  Section 3.17. Environmental Matters.......................................  A-21
  Section 3.18. Patents, Trademarks, Trade Names............................  A-21
  Section 3.19. Licensed Software...........................................  A-21
  Section 3.20. Trade Secrets...............................................  A-23
  Section 3.21. Proxy Statement and Registration Statement..................  A-23
  Section 3.22. Pooling.....................................................  A-23
  Section 3.23. Transactions with Affiliates................................  A-23
  Section 3.24. Brokers, Finders and Investment Bankers.....................  A-23
  Section 3.25. Disclosure..................................................  A-23
  Section 3.26. Opinion of Financial Advisor................................  A-24
  Section 3.27. No Existing Discussions.....................................  A-24
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF HARBINGER.....................  A-24
  Section 4.1.  Organization................................................  A-24
  Section 4.2.  Authorization...............................................  A-24
  Section 4.3.  Absence of Restrictions and Conflicts.......................  A-24

  Section 4.4.  Capitalization..............................................  A-25
  Section 4.5.  Capital Stock of Harbinger Subsidiaries.....................  A-25
  Section 4.6.  SEC Reports.................................................  A-25
  Section 4.7.  Financial Statements........................................  A-26
  Section 4.8.  Absence of Certain Changes..................................  A-26
  Section 4.9.  Legal Proceedings...........................................  A-27
  Section 4.10. Compliance with Law.........................................  A-27
  Section 4.11. Patents, Trademarks, Trade Names............................  A-27
  Section 4.12. Licensed Software...........................................  A-28
  Section 4.13. Trade Secrets...............................................  A-29
  Section 4.14. Proxy Statement and Registration Statement..................  A-29
  Section 4.15. Pooling.....................................................  A-29
  Section 4.16. Brokers, Finders and Investment Bankers.....................  A-29
  Section 4.17. Disclosure..................................................  A-29
  Section 4.18. Opinion of Financial Advisor................................  A-30
  Section 4.19. Interim Operations of HarbingerSub..........................  A-30
ARTICLE 5.  CERTAIN COVENANTS AND AGREEMENTS................................  A-30
  Section 5.1.  Conduct of Business by Premenos.............................  A-30
  Section 5.2.  Conduct of Business by Harbinger............................  A-32
  Section 5.3.  Inspection and Access to Information........................  A-32
  Section 5.4.  Proxy Statement and Registration Statement..................  A-32
  Section 5.5.  Harbinger and Premenos Stockholders Meetings................  A-32
  Section 5.6.  The Nasdaq National Market Additional Shares Notification...  A-33
  Section 5.7.  Premenos Affiliates.........................................  A-33
  Section 5.8.  No Solicitation.............................................  A-33
  Section 5.9.  Reasonable Efforts; Further Assurances; Cooperation.........  A-35
  Section 5.10. Public Announcements........................................  A-35
  Section 5.11. Financial Statements and SEC Reports........................  A-35
  Section 5.12. Supplements to Disclosure Letters...........................  A-35
  Section 5.13. Pooling of Interests Accounting.............................  A-35
  Section 5.14. Accountant's Review Report..................................  A-35
  Section 5.15. Indemnification of Premenos Directors and Officers..........  A-36
  Section 5.16. Harbinger Board of Directors................................  A-36
  Section 5.17. Employment Agreements.......................................  A-36
  Section 5.18. Premenos Transactional Expenses.............................  A-37
  Section 5.19. Severance...................................................  A-37
  Section 5.20. Premenos Stock Options......................................  A-37
  Section 5.21. Minority Interest...........................................  A-37
ARTICLE 6.  CONDITIONS......................................................  A-37
  Section 6.1.  Conditions to Each Party's Obligations......................  A-37
  Section 6.2.  Conditions to Obligations of Harbinger......................  A-38
  Section 6.3.  Conditions to Obligations of Premenos.......................  A-39
ARTICLE 7.  CLOSING.........................................................  A-39
ARTICLE 8.  TERMINATION.....................................................  A-40
  Section 8.1.  Termination and Abandonment.................................  A-40
  Section 8.2.  Specific Performance and Other Remedies.....................  A-40
  Section 8.3.  Effect of Termination.......................................  A-41
  Section 8.4.  Fees and Expenses...........................................  A-41

ARTICLE 9.  MISCELLANEOUS PROVISIONS........................................  A-42
  Section 9.1.  Notices.....................................................  A-42
  Section 9.2.  Disclosure Letters and Exhibits.............................  A-43
  Section 9.3.  Assignment; Successors in Interest..........................  A-43
  Section 9.4.  Investigations; Representations and Warranties..............  A-43
  Section 9.5.  Number; Gender..............................................  A-43
  Section 9.6.  Captions....................................................  A-43
  Section 9.7.  Controlling Law; Integration; Amendment.....................  A-43
  Section 9.8.  Premenos and Harbinger Knowledge............................  A-44
  Section 9.9.  Severability................................................  A-44
  Section 9.10. Counterparts................................................  A-44
  Section 9.11. Enforcement of Certain Rights...............................  A-44
  Section 9.12. Waiver......................................................  A-44
  Section 9.13. Merger......................................................  A-44

                                 DEFINED TERMS

                            TERM                               SECTION
                            ----                              ----------
1997 Balance Sheet..........................................  3.7
Adjustment Event............................................  2.5(b)
Agreement...................................................  Page 1
Alternative Transaction.....................................  8.4(d)
Alternative Transaction Value...............................  8.4(b)
Anticipated Merger Transaction Value........................  2.5(a)
Anticipated Premenos Transactional Expenses.................  5.18
Average Closing Price.......................................  2.2
Certificate.................................................  2.4(b)
Certificate of Merger.......................................  Page 1
Closing.....................................................  Page 39
Closing Date................................................  Page 39
Code........................................................  Page 1
Competing Offer.............................................  5.8(a)
Confidentiality Agreement...................................  5.8(a)
Conversion Ratio............................................  2.5(a)
Coopers & Lybrand...........................................  3.7
Coopers & Lybrand Review Report.............................  5.14
DGCL........................................................  Page 1
EEOC........................................................  3.14
Effective Time..............................................  1.6
Employee Benefit Plan.......................................  3.13(a)(ii)
ERISA.......................................................  3.13(a)(ii)
Excess Parachute Payment....................................  3.13(k)
Exchange Act................................................  3.3
Exchange Fund...............................................  2.4(a)
Expense Cap.................................................  2.5(a)
Exchange Agent..............................................  2.4(a)
GBCC........................................................  6.1(b)
Harbinger Executives........................................  9.8
Harbinger Licensed Intellectual Property....................  4.9
Harbinger Disclosure Letter.................................  Page 24
Harbinger Proprietary Intellectual Property.................  4.9
Harbinger Intellectual Property.............................  4.9
Harbinger Proprietary Software..............................  4.10(a)
Harbinger Hardware..........................................  4.10(a)
Harbinger Licensed Software.................................  4.10(b)
Harbinger Software..........................................  4.10(b)
Harbinger License Agreements................................  4.10(b)
Harbinger Shareholders Meeting..............................  5.5(b)
Harbinger Subsidiaries......................................  4.5
Harbinger SEC Reports.......................................  4.6
Harbinger Preferred Stock...................................  4.4
Harbinger Financial Statements..............................  4.7
Harbinger...................................................  Page 1
Harbinger Balance Sheet.....................................  4.7
Harbinger Capital Stock.....................................  4.4
Harbinger Common Stock......................................  2.1(a)
HarbingerSub................................................  Page 1

                            TERM                               SECTION
                            ----                              ----------
Harbinger Termination Fee...................................  8.4(b)
Harbinger Topping Fee.......................................  8.4(b)
HSR Act.....................................................  3.3
Incremental Value...........................................  8.4(b)
Indemnified Parties.........................................  5.15(b)
Interim Statement...........................................  5.18
IRS.........................................................  3.13(f)
KPMG Peat Marwick...........................................  4.7
Leased Employees............................................  3.13(n)
Merger......................................................  Page 1
Merger Transaction Value....................................  8.4(b)
Nasdaq Additional Shares Notification.......................  5.6
NLRB........................................................  3.14
Non-Qualified Options.......................................  2.3(a)
Old Options.................................................  2.3(a)
PBGC........................................................  3.13(f)
Pension Benefit Plan........................................  3.13(n)
Premises....................................................  3.17
Proxy Agreement.............................................  Page 1
Proxy Statement.............................................  3.21
Premenos....................................................  Page 1
Premenos Intellectual Property..............................  3.18
Premenos ERISA Affiliate....................................  3.13(b)
Premenos Disclosure Letter..................................  Page 13
Premenos Common Stock.......................................  2.1(a)
Premenos Financial Statements...............................  3.7
Premenos Licensed Intellectual Property.....................  3.18
Premenos Proprietary Intellectual Property..................  3.18
Premenos Executives.........................................  9.8
Premenos Hardware...........................................  3.19(a)
Premenos License Agreements.................................  3.19(b)
Premenos Licensed Software..................................  3.19(a)
Premenos Material Contracts.................................  3.11
Premenos Preferred Stock....................................  3.4
Premenos Proprietary Software...............................  3.19(a)
Premenos SEC Reports........................................  3.6
Premenos Software...........................................  3.19(a)
Premenos Stockholders.......................................  2.2
Premenos Subsidiaries.......................................  3.5
Premenos Benefit Plan.......................................  3.13(a)
Premenos Stockholders Meeting...............................  5.5(c)
Premenos Termination Fee....................................  8.4(c)

                            TERM                               SECTION
                            ----                              ----------
Registration Statement......................................  3.21
Reportable Event............................................  3.13(o)
Scheduled Leases............................................  3.16(b)
SEC.........................................................  2.3(e)
Securities Act..............................................  3.3
SO Plan.....................................................  2.3(a)
Superior Proposal...........................................  5.8(a)
Surviving Corporation.......................................  1.1
The Best Knowledge of Premenos..............................  9.8
The Best Knowledge of Harbinger.............................  9.8

                                    EXHIBITS

EXHIBIT                                                        NUMBER
-------                                                       --------
Certificate of Merger -- Delaware...........................    1.1
Proxy Agreement.............................................    1.2
Form of King & Spalding Tax Opinion.........................    6.1(d)
Form of Bryan Cave LLP Opinion..............................    6.2(c)
Form of King & Spalding Opinion.............................    6.3(c)
Form of Registration Rights Agreement.......................    6.3(g)

                                MERGER AGREEMENT

     THIS MERGER AGREEMENT, dated as of October 23, 1997 (the "Agreement"), by and among HARBINGER CORPORATION, a Georgia corporation ("Harbinger"), OLYMPIC SUBSIDIARY CORPORATION, a Delaware corporation and a wholly owned subsidiary of Harbinger ("HarbingerSub"), and PREMENOS TECHNOLOGY CORP., a Delaware corporation ("Premenos").

     WHEREAS, the Board of Directors of Harbinger, HarbingerSub and Premenos deem it advisable and in the best interests of each corporation and its respective shareholders or stockholders, as applicable, that Harbinger and Premenos combine in order to advance the long-term business strategies, goals and interests of Harbinger and Premenos;

     WHEREAS, the Board of Directors of Harbinger, HarbingerSub and Premenos each have approved this Agreement and the merger (the "Merger"), pursuant to this Agreement and the certificate of merger in the form attached hereto as
Exhibit 1.1 (the "Certificate of Merger") of HarbingerSub with and into Premenos on the terms and conditions contained in this Agreement and in accordance with the Delaware General Corporation law (the "DGCL");

     WHEREAS, Harbinger, as the sole stockholder of HarbingerSub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of HarbingerSub;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Harbinger's willingness to enter into this Agreement, David Hildes and Lew Jenkins have each duly executed and delivered to Harbinger an irrevocable proxy agreement in the form attached hereto as Exhibit
1.2 (the "Proxy Agreements");

     WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties to this Agreement intend that the Merger be accounted for as a pooling of interests pursuant to APB Opinion No. 16 and related pronouncements thereunder.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     Section 1.1. Surviving Corporation. Subject to the provisions of this Agreement and the DGCL, at the Effective Time, HarbingerSub shall be merged with and into Premenos, and the separate corporate existence of HarbingerSub shall cease. Premenos shall be the surviving corporation in the Merger (sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.2. Certificate of Incorporation. The Certificate of Incorporation of Premenos shall be the Certificate of Incorporation of the Surviving Corporation until amended after the Effective Time.

     Section 1.3. Bylaws. The Bylaws of Premenos shall be the Bylaws of the Surviving Corporation until amended after the Effective Time.

     Section 1.4. Directors. The directors of the Surviving Corporation shall consist of the directors of HarbingerSub immediately prior to the Effective Time, such directors to hold office from the Effective Time until their respective successors are duly elected and qualify.

     Section 1.5. Officers. The officers of the Surviving Corporation shall consist of the officers of HarbingerSub immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualify.

     Section 1.6.  Effective Time.  If all of the conditions set forth in
Article 6 have been fulfilled or waived in accordance with the terms of this Agreement and this Agreement has not been terminated in accordance with Article 8, the parties shall cause the Certificate of Merger to be properly executed and filed on the Closing Date with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time of filing of a properly executed Certificate of Merger. The date and time when the Merger becomes effective is referred to as the Effective Time.

     Section 1.7. Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

     Section 1.8. Pooling of Interests Accounting. The Merger is intended to be accounted for as a pooling of interests within the meaning of APB Opinion No. 16 and related pronouncements thereunder.

                                   ARTICLE 2

                   CONVERSION OF SHARES; TREATMENT OF OPTIONS
                                AND DERIVATIVES

     Section 2.1. Premenos Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any Premenos Stockholder:

          (a) Subject to Section 2.2, each share of common stock, par value $.01 per share, of Premenos ("Premenos Common Stock") issued and outstanding immediately prior to the Effective Time (except for treasury shares and any shares held by Harbinger or a direct or indirect subsidiary of Harbinger) shall be converted, without any further action, into the right to receive such fraction of a share of Common Stock, par value $.0001 per share, of Harbinger ("Harbinger Common Stock") as is equal to the Conversion Ratio.

          (b) Each share of Premenos Common Stock issued immediately prior to the Effective Time that is then held in Premenos's treasury shall be canceled and retired and all rights in respect of such stock shall cease to exist, without any conversion thereof or payment of any consideration therefor.

          (c) Each share of common stock, par value $.0001 per share, of HarbingerSub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.0001 per share, of the Surviving Corporation.

     Section 2.2. Fractional Shares. No scrip or fractional shares of Harbinger Common Stock shall be issued in the Merger. All fractional shares of Harbinger Common Stock to which a holder of Premenos Common Stock (each a "Premenos Stockholder") immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, a Premenos Stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such Premenos Stockholder's Certificate(s) that represent such shares of Premenos Common Stock, to receive from Harbinger an amount in cash in lieu of such fractional share, based on the Average Closing Price. For purposes of this Agreement, the "Average Closing Price" shall be the arithmetic average of the closing price per share of Harbinger Common Stock, as reported on the Nasdaq National Market, for each of the ten consecutive trading days ending on the fifth trading day immediately prior to the date of the Premenos Stockholders Meeting.

     Section 2.3. Treatment of Premenos Employee Stock Options and Derivative Securities. (a) At the Effective Time, Harbinger shall assume all of Premenos's rights and obligations with respect to the outstanding stock options held by certain employees and non-employee directors of Premenos pursuant to Premenos's 1995 Incentive Program, as amended (the "SO Plan"), as set forth in the Premenos Disclosure

Letter, which are outstanding and unexercised at the Effective Time (the "Old Options"), whether or not the Old Options are then exercisable. Promptly following such assumption, Harbinger shall substitute for the Old Options options to be granted under the Harbinger 1996 Stock Option Plan (the "Harbinger Options"), which Harbinger Options will contain vesting terms and conditions matching those contained in the Old Options. Harbinger agrees to issue incentive stock options under the Harbinger 1996 Stock Option Plan in substitution for each Old Option that qualified as an incentive stock option prior to the Effective Time and to issue non-qualified stock options under the Harbinger 1996 Stock Option Plan in substitution for each Old Option that constituted a non-qualified stock option prior to the Effective Time. Each Harbinger Option shall thereafter evidence the right to purchase the number of shares of Harbinger Common Stock equal to the product (rounded up or down as appropriate to a whole share) of (i) the number of shares of Premenos Common Stock covered by such Old Option immediately prior to the Effective Time, multiplied by (ii) the Conversion Ratio. The exercise price of such Harbinger Options for each share of Harbinger Common Stock subject to such options shall be equal to the quotient (rounded up or down as appropriate to a whole cent) obtained by dividing (i) the per-share exercise price for shares of Premenos Common Stock subject to such Old Option immediately prior to the Effective Time, by (ii) the Conversion Ratio. It is intended that the assumption and substitution of the Harbinger Options for the Old Options, as set forth herein, shall (i) not give to any holder thereof any benefits in addition to those which any such holder had prior to such assumption and substitution so that the assumption and substitution by Harbinger of the Old Options will comply with the requirements of Section 424(a) of the Code and (ii) be undertaken in a manner that will not constitute a "Modification" as defined in Section 424(b) of the Code as to any Old Option which is an incentive stock option.

     (b) At the Effective Time, Harbinger shall assume all of Premenos's rights and obligations with respect to certain outstanding warrants and other rights to acquire Premenos Common Stock as set forth in the Premenos Disclosure Letter (which description in the Premenos Disclosure Letter shall include the number of shares of Premenos Common Stock obtainable upon exercise and the strike price of each such warrant or right) which are outstanding and unexercised at the Effective Time (the "Premenos Derivative Securities"), whether or not the Premenos Derivative Securities are then exercisable. Immediately following such assumption and in accordance with the terms and conditions of the Premenos Derivative Securities, each such Premenos Derivative Security shall thereafter evidence the right to purchase: (i) the number of shares of Harbinger Common Stock equal to the product (rounded up or down as appropriate to the next whole share) of (W) the number of shares of Premenos Common Stock covered by such Premenos Derivative Security immediately prior to the Effective Time multiplied by (X) the Conversion Ratio; and (ii) the exercise price of such assumed Premenos Derivative Security shall thereafter be equal to the quotient obtained by dividing (Y) the per share exercise price for shares of Premenos Common Stock subject to such Premenos Derivative Security immediately prior to the Effective Time, by (Z) the Conversion Ratio. From and after the Effective Time, the number of shares of Harbinger Common Stock subject to such Premenos Derivative Securities and the exercise price for such shares shall be subject to further adjustment in accordance with the provisions of such Premenos Derivative Securities.

     (c) As soon as practicable after the Effective Time, Harbinger shall deliver to each holder of an Old Option an appropriate written notice and option agreement setting forth Harbinger's assumption of the Old Option and substitution of the Harbinger Option in accordance with the terms of this
Section 2.3. The form of such notice and option agreement shall be delivered to Premenos prior to the Effective Time and shall be subject to its reasonable approval. Premenos shall not grant any options under the SO Plan or otherwise after the date of this Agreement.

     (d) As soon as practicable after the Effective Time, Harbinger shall deliver to each holder of a Premenos Derivative Security such additional documentation as may be required pursuant to the express terms of such Premenos Derivative Security to properly evidence Harbinger's assumption of Premenos's rights and obligations thereunder.

     (e) Harbinger agrees to cause the shares of Harbinger Common Stock issuable upon exercise of the Harbinger Options to be registered with the Securities and Exchange Commission (the "SEC") on a Form S-8 Registration Statement as promptly following the Effective Time as is reasonably practicable.

     (f) Approval by the Premenos Stockholders of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 2.3.

     (g) The offering period under Premenos's 1995 Employee Stock Purchase Plan (the "Stock Plan") which ends December 31, 1997, shall be the final offering period under the Stock Plan, and the Board of Directors of Premenos shall terminate the Stock Plan as of the earlier to occur of the Effective Time or December 31, 1997, in accordance with its terms. Employees of Premenos who participate in the final offering period of the Stock Plan shall have shares of Premenos purchased on their behalf prior to the termination of the Stock Plan in accordance with its terms.

     Section 2.4. Exchange Agent. (a) Harbinger shall authorize First Union National Bank of North Carolina to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Harbinger shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of Harbinger Common Stock to which the holders of Premenos Common Stock (other than treasury shares and other than Harbinger or a direct or indirect subsidiary of Harbinger) are entitled pursuant to Section 2.1, together with cash sufficient to pay for fractional shares then known to Harbinger pursuant to Section 2.2 (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Harbinger, deliver the number of shares and pay the amounts of cash provided for in Sections 2.1 and 2.2 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Harbinger and shall become part of the Exchange Fund.

     (b) As soon as is reasonably practicable after the Effective Time, the Exchange Agent shall make available to each record holder (other than treasury shares and other than Harbinger or a direct or indirect subsidiary of Harbinger) who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Premenos Common Stock (the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Harbinger Common Stock to which such holder of Premenos Common Stock shall have become entitled pursuant to the provisions of Section 2.1, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Sections 2.1 and 2.2 upon exchange of a Certificate (whether a certificate representing shares of Harbinger Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Harbinger Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with the provisions of this Section 2.4, each Certificate shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. All payments in respect of shares of Premenos Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

     (c) In the case of any lost, mislaid, stolen or destroyed Certificate, the holder may be required, as a condition precedent to delivery to such holder of the consideration described in Sections 2.1 and 2.2, to deliver to Harbinger a bond in such reasonable sum or a reasonably satisfactory indemnity agreement as Harbinger

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

may direct as indemnity against any claim that may be made against Harbinger or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Premenos Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Sections 2.1 and 2.2.

     (e) Any shares of Harbinger Common Stock or cash due former Premenos Stockholders pursuant to Sections 2.1 and 2.2 that remains unclaimed by such former Premenos Stockholder for six months after the Effective Time shall be held by Harbinger; and any former Premenos Stockholder who has not prior to those dates complied with Section 2.4(b) can thereafter look only to Harbinger for issuance of the number of shares of Harbinger Common Stock and other consideration to which such holder has become entitled pursuant to the provisions of Sections 2.1 and 2.2; except that neither Harbinger nor any other party to this Agreement shall be liable to a former Premenos Stockholder for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.5. Conversion Ratio and Adjustment Event. (a) The "Conversion Ratio" shall be equal to .45.

     (b) In the event of any change in Harbinger Common Stock or Premenos Common Stock between the date of this Agreement and the Effective Time by reason of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the Conversion Ratio shall be appropriately adjusted so each holder of Premenos Common Stock will receive in the Merger the amount of Harbinger Common Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PREMENOS

     With such exceptions as are set forth in a letter (the "Premenos Disclosure Letter") delivered by Premenos to Harbinger prior to the date of this Agreement, Premenos represents and warrants to Harbinger as follows:

     Section 3.1. Organization. Premenos and each of its subsidiaries are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Premenos and its subsidiaries are each qualified to transact business, and are in good standing, as a foreign corporation in each jurisdiction where the character of their activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Premenos. Premenos has made available to Harbinger accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Premenos, the minute books and stock records of Premenos and the same documents of each subsidiary. The Premenos Disclosure Letter contains a true and correct list of the jurisdictions in which Premenos or its subsidiaries is qualified to do business as a foreign corporation.

     Section 3.2. Authorization. Premenos has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Premenos and the performance by Premenos of its obligations under this Agreement and the consummation of the Merger and the other transactions provided for by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Premenos. The Board of Directors of Premenos has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Premenos and constitutes the legal, valid and binding agreement of Premenos, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of Premenos,
(ii) any Premenos Material Contract, (iii) any judgment, decree or order of any court or governmental authority or agency to which Premenos or any of its subsidiaries is a party or by which Premenos or its subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Premenos or its subsidiaries, so as to have in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations or financial condition, of Premenos. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable state securities laws and the filing and recordation of the Certificate of Merger as required by the DGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Premenos or its subsidiaries is required in connection with the execution, delivery or performance of this Agreement by Premenos or the consummation of the transactions contemplated by this Agreement by Premenos, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations or financial condition of Premenos.

     Section 3.4. Capitalization. The authorized capital stock of Premenos consists of 25,000,000 shares of common stock, $.01 par value per share and 1,000,000 shares of preferred stock, $.01 par value per share (the "Premenos Preferred Stock"). As of October 23, 1997, there were 11,784,615 shares of Premenos Common Stock issued and outstanding, 1,838,079 shares of Premenos Common Stock reserved for issuance upon exercise of outstanding stock options, 472,101 shares of Premenos Common Stock reserved for issuance under the Premenos Employee Stock Purchase Plan and no shares of Premenos Preferred Stock issued and outstanding. Each share of Premenos Common Stock outstanding as of the date of this Agreement is duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. Except as set forth in this
Section 3.4, there are no shares of Premenos Common Stock outstanding, and there are no subscriptions, options, convertible securities, calls, puts, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Premenos or any of its Subsidiaries to purchase, redeem, issue, transfer, deliver or sell, or cause to be purchased, redeemed, issued, transferred, delivered or sold, additional shares of the capital stock or other securities of Premenos or obligating Premenos to grant, extend or enter into any such agreement or commitment.

     Section 3.5. Capital Stock of Premenos Subsidiaries. The Premenos Disclosure Letter sets forth a true and complete list of all corporations, partnerships and other entities in which Premenos owns an equity interest (such corporations, partnerships and other entities being hereinafter referred to as the "Premenos Subsidiaries"), the jurisdiction in which each Premenos Subsidiary is incorporated or organized, and all shares of capital stock or other ownership interests authorized, issued and outstanding of each Premenos Subsidiary. The outstanding shares of capital stock or other equity interests of each Premenos Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each Premenos Subsidiary owned by Premenos or any of its subsidiaries are set forth in the Premenos Disclosure Letter and are owned by Premenos, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims (except for applicable restrictions under the securities laws).

     Section 3.6. SEC Reports. Premenos has made available to Harbinger (i) Premenos's Annual Report on Form 10-K for the year ended December 31, 1996, including all exhibits and items incorporated by reference, (ii) Premenos's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997, including all exhibits and items incorporated by reference, (iii) the proxy statement relating to

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

Premenos's Annual Meeting of Stockholders on May 29, 1997 and (iv) all Current Reports on Form 8-K filed by Premenos with the SEC since January 1, 1997, including all exhibits and items incorporated by reference (items (i) through (iv) in this sentence being referred to collectively as the "Premenos SEC Reports"). As of their respective dates, the Premenos SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, Premenos has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated under such acts, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated under such acts.

     Section 3.7.  Financial Statements.  Premenos has made available to
Harbinger: (i) the audited balance sheets of Premenos as of December 31, 1995 and 1996, and the related audited statements of income, changes in stockholders' equity and cash flows for the respective fiscal years then ended, including the notes to such financial statements, examined by and accompanied by the report of Coopers & Lybrand LLP ("Coopers & Lybrand"), independent public accountants; and
(ii) the unaudited balance sheet of Premenos as of September 30, 1997 (the "1997 Balance Sheet") and the unaudited statements of income and cash flows for the 9-month period then ended and unaudited statement of changes in stockholders' equity for the 6-month period ended June 30, 1997. All of the foregoing financial statements are collectively referred to as the "Premenos Financial Statements." The Premenos Financial Statements have been prepared from, and are in accordance with, the books and records of Premenos and its consolidated subsidiaries and, as applicable, present fairly the consolidated financial position, consolidated results of operations, changes in stockholders' equity and consolidated cash flows of Premenos and its subsidiaries as of the date and for the periods indicated in conformity with generally accepted accounting principles, consistently applied. The Premenos Disclosure Letter sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) of Premenos recorded during the period covered by the Premenos Financial Statements and exceeding $25,000 in the case of any single loss contingency or $50,000 in the case of all loss contingencies.

     Section 3.8. Absence of Certain Changes. (a) Since December 31, 1996 and except for items specifically disclosed in the Premenos SEC Reports filed subsequent to December 31, 1996, there has not been (i) any material adverse change in the assets, liabilities, results of operations, financial condition, business or prospects of Premenos, (ii) any damage, destruction, loss or casualty to property or assets of Premenos, whether or not covered by insurance, which property or assets are material to the operations or business of Premenos,
(iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of Premenos, any redemption or other acquisition by Premenos of any of the capital stock of Premenos or any split, combination or reclassification of shares of capital stock declared or made by Premenos or (iv) any agreement to do any of the foregoing.

     (b) Since December 31, 1996 and except for items specifically disclosed in the Premenos SEC Reports filed subsequent to December 31, 1996, there have not been (i) any extraordinary losses suffered, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Premenos Financial Statements or incurred in the ordinary course of business and consistent with past practice, (v) any material guaranteed checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down (under Statement of Financial Accounting Standards No. 121 or otherwise) of the value of any material asset or investment on Premenos's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of

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

any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $50,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $50,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $250,000 (on a consolidated basis) for additions to property or equipment or for capitalized research and development, (ix) any transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing, or (xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Premenos.

     Section 3.9. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of Premenos, threatened against, relating to or involving Premenos or any of its subsidiaries (or any of their officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Premenos. All pending suits, actions, claims, proceedings or investigations relating to or involving Premenos or its subsidiaries (or any of their officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the 1997 Balance Sheet if and to the extent such a provision is required by generally accepted accounting principles. Neither Premenos nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, and, to the best knowledge of Premenos, neither Premenos nor any of its subsidiaries is subject to any governmental restriction applicable to Premenos, which is reasonably likely (i) to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Premenos or any of its subsidiaries or (ii) to cause a material limitation on Harbinger's ability to operate the business of Premenos or any of its subsidiaries after the Closing.

     Section 3.10. Compliance with Law. Premenos and each of its subsidiaries have all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices and bodies necessary to carry on their businesses as they are currently being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, and each has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations or financial condition of Premenos.

     Section 3.11. Material Contracts. The Premenos Disclosure Letter contains a correct and complete list of the following (the "Premenos Material Contracts"):

          (a) all bonds, debentures, notes, loans, mortgages, indentures or guarantees to which Premenos or its subsidiaries is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

          (b) all leases to which Premenos or its subsidiaries is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving an annual rental payment in excess of $25,000 individually;

          (c) all credit or loan commitments to Premenos or its subsidiaries which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

          (d) all contracts or agreements which limit or restrict Premenos, its subsidiaries or any of the Premenos Executives from engaging in any business in any jurisdiction and all contracts or agreements that limit or restrict others from competing with Premenos or its subsidiaries in any jurisdiction;

          (e) all contracts or agreements requiring Premenos or its subsidiaries to register its capital stock or securities under federal or state securities law; and

          (f) all existing contracts and commitments (other than those described in subparagraphs (a), (b), (c), (d) or (e) of this Section 3.11 and the Premenos Benefit Plans) to which Premenos or any of its subsidiaries is a party or by which its properties or assets may be bound involving an annual commitment or annual payment by any party to such contract or commitment of more than $50,000 individually.

     True and complete copies of all Premenos Material Contracts, including all amendments, have been made available to Harbinger. The Premenos Material Contracts are valid and enforceable in accordance with their respective terms with respect to Premenos and valid and, to the best knowledge of Premenos, enforceable in accordance with their respective terms with respect to any other party to a Premenos Material Contract, in each case to the extent material to the business and operations of Premenos and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. To the best knowledge of Premenos and except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations or financial condition of Premenos, there is not under any of the Premenos Material Contracts any existing breach, default or event of default by Premenos or its subsidiaries or event that with notice or lapse of time or both would constitute a breach, default or event of default by Premenos or its subsidiaries, nor has Premenos received notice of, or made a claim with respect to, any breach or default by any other party to a Premenos Material Contract.

     Section 3.12. Tax Returns; Taxes. Premenos and each of its subsidiaries have duly filed all federal, state, local and foreign tax returns required to be filed by them and have duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The liability for taxes reflected in the 1997 Balance Sheet is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended September 30, 1997 and for all years and periods ended prior to that date. All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the 1997 Balance Sheet. There are no pending claims asserted for taxes of Premenos or its subsidiaries or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Premenos or its subsidiaries for any period. Each of Premenos and its subsidiaries has made all estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local, foreign and other laws. Premenos has made available to Harbinger true, complete and correct copies of its federal income tax returns for the last three taxable years and made available all other tax returns requested by Harbinger.

     Section 3.13. Employee Benefit Plans. (a) Definition of Benefit Plans. For purposes of this Section 3.13, the term "Premenos Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which Premenos or any Premenos ERISA Affiliate provides or has an obligation to provide benefits or compensation to or on behalf of employees or former employees of Premenos or any Premenos ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

          (i) Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

          (ii) ERISA Plans -- any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multiemployer plan (as defined in Section 3(37) and Section 4001(a) (3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

          (iii) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, sick days, day care, prepaid legal services, dependent care or other fringe benefits plans, programs, arrangements, contracts or practices.

     (b) Premenos ERISA Affiliate. For purposes of this Section 3.13, the term "Premenos ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Premenos is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code.

     (c) Identification of Benefits Plans. Except as set forth in the Premenos Disclosure Letter and except for Premenos Benefit Plans which have been terminated and with respect to which neither Premenos nor any Premenos ERISA Affiliate has any financial, administrative or other liability, obligation or responsibility, Premenos does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Premenos Benefit Plan.

     (d) Compliance With All Statutes, Orders and Rules. Premenos and each Premenos ERISA Affiliate is in compliance with the requirements prescribed by and all statutes, orders and governmental rules and regulations applicable to Premenos Benefit Plans and all reports and disclosures relating to Premenos Benefit Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be properly completed and filed or furnished in a timely manner and in accordance with applicable laws. Each Premenos Benefit Plan has been administered according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the plan has been administered in accordance with the provisions of those statutes, regulations and rulings) and applicable law.

     (e) MEPPA Liability/Post-Retirement Medical Benefits. Neither Premenos nor any Premenos ERISA Affiliate maintains, or has at anytime established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). Premenos does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to former employees of Premenos. There is no lien upon any property of Premenos or any Premenos ERISA Affiliate outstanding pursuant to Section 412(n) of the Code in favor of any Premenos Benefit Plan. No assets of Premenos or any Premenos ERISA Affiliate have been provided as security for any Premenos Benefit Plan pursuant to Section 401(a) (29) of the Code.

     (f) Documentation. Premenos has made available to Harbinger a true and complete copy of the following documents, if applicable, with respect to each Premenos Benefit Plan identified in Premenos Disclosure Letter: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of Premenos Benefit Plan, or if there are no such documents evidencing Premenos Benefit Plan, a full (in all material respects) description of Premenos Benefit Plan, (2) any required ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Premenos Benefit Plan, (3) any required annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Premenos Benefit Plan,
(4) each favorable determination letter, opinion or ruling from the Internal Revenue Service ("IRS") for each Premenos Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter and (5) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Premenos Benefit Plan.

     (g) Qualified Status. Each Premenos Benefit Plan identified in the Premenos Disclosure Letter that is funded through a trust or insurance contract has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Except for the Premenos 401(k) Savings & Retirement Plan (the "Premenos 401(k) Plan") neither Premenos nor any Premenos ERISA Affiliate maintains or previously maintained a Premenos Benefit Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. Any determination letter issued by the IRS to the effect that the Premenos 401(k) Plan qualifies under Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code remains in effect and has not been revoked.

     The Premenos 401(k) Plan has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3), 401(m)(2) and 415 of the Code for each plan year ending prior to the Closing Date.

     (h) Legal Actions. There are no actions, audits, suits or claims known to Premenos which are pending or threatened against any Premenos Benefit Plan, any fiduciary of any of the Premenos Benefit Plans with respect to the Premenos Benefit Plans or against the assets of any of the Premenos Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

          (i) Funding. Premenos and each Premenos ERISA Affiliate has made fully and timely payment of all amounts required to be contributed under the terms of each Premenos Benefit Plan and applicable law or required to be paid as expenses under such Premenos Benefit Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Premenos Benefit Plan. The assets of all Premenos Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Premenos Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other Premenos Benefit Plan are properly and accurately reported on the financial statements and records of Premenos. The assets of each Premenos Benefit Plan are reported at their fair market value on the books and records of each plan.

          (ii) Liabilities. Neither Premenos nor any Premenos ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of Premenos's or any Premenos ERISA Affiliate's engaging in a breach of fiduciary duty or a prohibited transaction under ERISA or the Code, and Premenos has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of any breach of fiduciary duty under ERISA or in any duty to indemnify any other person for any such liability.

     (i) Excess Parachute Payments. No payment required to be made to any employee associated with Premenos as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     (j) COBRA. Premenos and each Premenos ERISA Affiliate have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and ERISA Sections 601 through 608.

     (k) No Acceleration of Liability Under Benefit Plans. The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Premenos Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees of Premenos or any Premenos ERISA Affiliate may be entitled thereunder.

     (l) Leased Employees. Premenos has made no representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of Premenos that Premenos employees rendering services to such client or customer cannot be treated as "leased employees" (within the meaning of Section 414(n) of the Code) of such client or customer or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer of Premenos.

     (m) Defined Benefit Plans/Money Purchase Plans. With respect to any Premenos Benefit Plan, no termination liability to the PBGC has been or is expected to be incurred or would be incurred if such Premenos Benefit Plan were terminated on the Closing Date and the current present value of all projected benefit liabilities under each of the Premenos Benefit Plans subject to Title IV of ERISA would not, as of the Closing Date, exceed the then current value of the assets of such Premenos Benefit Plan. No Premenos Benefit Plan which is subject to Section 302 of ERISA or Section 412 of the Code has suffered any accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code. Neither Premenos nor any Premenos ERISA Affiliate has any outstanding liability under Section 4971 of the Code. As of the Closing Date, all required premium payments for Premenos Benefit Plans have been made, when due, to the PBGC, and all required premium payments for the Premenos Benefit Plans for plan years commencing in the plan year which would include the Closing Date have been made to the PBGC. No event or condition exists with respect to any Premenos Benefit Plan which could be deemed a "reportable event" as

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

defined in Section 4043 of ERISA, with respect to which the 30-day notice requirement has not been waived and which could result in a liability to Harbinger, and no condition exists which would subject Harbinger to a fine under
Section 4071 of ERISA. There is no lien upon any property of Premenos or any Premenos ERISA Affiliate outstanding pursuant to Section 4068 of ERISA in favor of the PBGC.

     Section 3.14. Labor Relations. Each of Premenos and its subsidiaries is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge involving Premenos or its subsidiaries pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other governmental agency. There is no unfair labor practice or similar charge or complaint against Premenos or its subsidiaries pending before the National Labor Relations Board ("NLRB") or any other governmental agency. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the executive officers of Premenos, threatened against or involving or affecting Premenos or its subsidiaries and no NLRB or other labor union representation question exists respecting any employees of Premenos or its subsidiaries. No grievance or arbitration proceeding is pending against Premenos or its subsidiaries and no written claim therefor exists. There is no collective bargaining agreement that is binding on Premenos or its subsidiaries.

     Section 3.15. Insurance. Premenos has provided to Harbinger a true and complete list of its current insurance coverages for Premenos and its subsidiaries, including names of carriers, amounts of coverage and premiums therefor. Each of Premenos and its subsidiaries believes that such corporation has been and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are reasonable in relation to its business and will use its reasonable efforts to maintain such insurance at least through the Effective Time. Premenos has made available to Harbinger true and complete copies of all insurance policies covering Premenos or its subsidiaries, their properties, assets, employees or operations.

     Section 3.16. Title to Properties and Related Matters. (a) Premenos and its subsidiaries have good and valid title to or valid leasehold interests in its properties reflected in the 1997 Balance Sheet or acquired after the date of the 1997 Balance Sheet (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the 1997 Balance Sheet and (b) (i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) liens, mortgages, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which either individually or in the aggregate do not have a material adverse effect on Premenos's or any of its subsidiaries' use of the property affected. The provisions of this Section
3.16 do not apply to intellectual property rights.

     (b) The Premenos Disclosure Letter sets forth a true and complete list of all leases and agreements of Premenos or its subsidiaries granting possession of or rights to real or personal property and involving an annual commitment or annual payment of more than $10,000 individually in the case of any real property and $25,000 individually in the case of any personal property (the "Scheduled Leases"). All such Scheduled Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Premenos or its subsidiaries, and, to the best knowledge of Premenos, are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party to a Scheduled Lease, in each case to the extent material to the business and operations of Premenos taken as a whole and subject in each case to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Premenos or one of its subsidiaries has physical possession of all real property, equipment and other assets which are covered by Scheduled Leases. Except for events and occurrences, the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations or financial position of Premenos, there are no existing defaults of Premenos or its subsidiaries with respect to such Scheduled Leases or, to the best knowledge of Premenos, any of the other parties to such Scheduled Leases (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

     Section 3.17. Environmental Matters. To the best knowledge of Premenos, Premenos is in compliance in all material respects with all statutes, regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C.
sec. 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
sec. 6901 et seq., the Clean Air Act, 42 U.S.C. sec. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 11001 et seq., the regulations developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. There has been no release by Premenos, its subsidiaries or, to the best knowledge of Premenos, by any other person of a hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. sec. 9601(14), into the environment at any property owned or leased by Premenos or its subsidiaries (the "Premises") including, without limitation, any such release in the soil or groundwater underlying the Premises the liability for which could have a material adverse effect on the assets, liabilities, results of operations or financial position of Premenos and its subsidiaries. To the best knowledge of Premenos, there is no asbestos, polychlorinated biphenyls or underground storage tanks located on the Premises and there have been no releases of asbestos, polychlorinated biphenyls or materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials. Neither Premenos nor any of its subsidiaries has received notice of any violation of any environmental statute or regulation nor has it been advised of any claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party.

     Section 3.18. Patents, Trademarks, Trade Names. The Premenos Disclosure Letter sets forth a true and complete list of (i) all patents, trademarks, trade names (including all U.S. federal and state registrations and foreign registrations and applications pertaining thereto) and registered copyrights owned by Premenos or its subsidiaries (collectively, the "Premenos Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by Premenos or its subsidiaries in its business which are material to its business and are used pursuant to a license or other right granted by a third party (collectively, the "Premenos Licensed Intellectual Property", and together with the Premenos Proprietary Intellectual Property referred to as "Premenos Intellectual Property"). A true and complete list of all such licenses with respect to Premenos Licensed Intellectual Property is set forth in the Premenos Disclosure Letter. Neither Premenos nor any of its subsidiaries has granted any right, license or other interest in the Premenos Proprietary Intellectual Property to any third party, except for enduser licenses granted by Premenos to its customers in the ordinary course. Each of the federal, state and foreign registrations pertaining to the Premenos Proprietary Intellectual Property is valid and in full force and effect. All required filings in association with such registrations have been properly made and all required fees have been paid. Premenos and its subsidiaries own, or have the right to use pursuant to valid and effective agreements, all Premenos Intellectual Property, free and clear of any lien, claim or encumbrance, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims are pending against Premenos or any of its subsidiaries by any person with respect to the use of any Premenos Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Premenos and its subsidiaries of the Premenos Intellectual Property does not, to the best knowledge of Premenos, infringe on the rights of any third party. The conduct by Premenos and its subsidiaries of their respective business, including the provision of services to customers, as currently conducted and as proposed to be conducted by Premenos, does not and will not conflict with or infringe upon any patent, copyright, trade secret, trademark or other intellectual property right of any third party, and Premenos has not received notice of any such alleged infringement. The Premenos Disclosure Letter sets forth a list of all jurisdictions in which Premenos or any of its subsidiaries is operating under a trade name, and each jurisdiction in which any such trade name is registered.

     Section 3.19. Licensed Software. (a) The Premenos Disclosure Letter sets forth a true and complete list of: (i) all software owned by Premenos and each of its subsidiaries and used in connection with the business of Premenos and its subsidiaries or licensed to third parties (the "Premenos Proprietary Software");

and (ii) all software (other than the Premenos Proprietary Software) used in connection with the business of Premenos and its subsidiaries (the "Premenos Licensed Software" and together with the Premenos Proprietary Software, the "Premenos Software"). Premenos's proprietary software products may incorporate Premenos Proprietary Software (that is, software owned by Premenos and identified as such in the Premenos Disclosure Letter) and code software that is owned by third parties and licensed to Premenos (all of such third party software is included in the Premenos Licensed Software and identified as such in the Premenos Disclosure Letter). The Premenos Proprietary Software consists of:
(i) source and object code embodied in magnetic media; and (ii) all development and procedural tools necessary to maintain the Premenos Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids. Premenos and each of its subsidiaries employ individuals who are qualified to maintain the Premenos Software and the related computer hardware used by such corporation in its operations (the "Premenos Hardware").

     (b) Premenos and each of its subsidiaries have all right, title and interest in and to all intellectual property rights in the Premenos Proprietary Software (other than any defects in title which are not, individually or in the aggregate, material), and subject to the rights of end-user licensees under licenses granted by Premenos to its customers in the ordinary course of business. The Premenos Proprietary Software is free and clear of all liens, claims and encumbrances (other than any liens, claims or encumbrances which are not, individually or in the aggregate, material). The use of the Premenos Licensed Software and the use and distribution of the Premenos Proprietary Software does not breach any material terms of any material contract between Premenos and any of its subsidiaries and any third party. The Premenos Disclosure Letter sets forth a true and complete list of all license agreements in favor of Premenos or any of its subsidiaries relating to the Premenos Licensed Software (the "Premenos License Agreements"). To the best knowledge of Premenos, Premenos and each of its subsidiaries have been granted under the Premenos License Agreements valid and subsisting license rights with respect to all software comprising the Premenos Licensed Software. Premenos and each of its subsidiaries are in compliance in all material respects with each of the terms and conditions of each of the Premenos License Agreements. In the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), Premenos and its subsidiaries have not made and are not using any unauthorized copies of any such software programs and none of the employees, agents or representatives of Premenos or its subsidiaries have made or are using any such unauthorized copies.

     (c) To the best knowledge of Premenos, the Premenos Proprietary Software and the Premenos Licensed Software does not infringe any patent, copyright, or trade secret or any other intellectual property right of any third party. The source code for the Premenos Proprietary Software has been maintained in confidence.

     (d) The Premenos Proprietary Software was developed by Premenos entirely for its own account, and the Premenos Proprietary Software was: (i) developed by Premenos's employees working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of Premenos as assignee that have conveyed to Premenos ownership of all of their intellectual property rights in the Premenos Proprietary Software; or (iii) acquired by Premenos in connection with acquisitions in which Premenos obtained appropriate representations and warranties from the transferring party relating to the title to such Premenos Proprietary Software. Neither Premenos nor any of its subsidiaries has received notice from any third party claiming any right, title or interest in the Premenos Proprietary Software.

     (e) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Premenos Proprietary Software by any independent sales person, distributor, sublicensee or other remarketer or sales organization.

     (f) Neither Premenos nor any of its subsidiaries has granted any rights or licenses in or to the Premenos Software to any third party, except for end-user license agreements granted by Premenos to its customers in the ordinary course of business.

     (g) The Premenos Software and the Premenos Hardware are adequate in all material respects with the other assets of Premenos and its subsidiaries to run the business of Premenos and its subsidiaries in the same manner as such business has operated since September 30, 1996. The Premenos Disclosure Letter contains a summary description of any problems experienced by Premenos or its subsidiaries in the past twelve months with respect to the Premenos Software or Premenos Hardware and the provision of services to Premenos clients which resulted, or reasonably could be expected to result, in a material disruption of the provision of services by Premenos or its subsidiaries to clients generally for a period equal to or exceeding five days.

     (h) All Premenos Software is year 2000 compliant (that is, (i) the Premenos Software is capable of correctly processing, providing and receiving data within and between the 20th and 21st centuries (including accounting for all required leap year calculations) and (ii) all date fields in the Premenos Software used for (4) digit year fields).

     Section 3.20. Trade Secrets. To the best knowledge of Premenos, no third party has claimed that any officer, director or former or present employee of Premenos or any of its subsidiaries has, in respect of his or its activities on behalf of Premenos or any of its subsidiaries to date, violated any of the terms or conditions of his or her employment contract with such third party, or disclosed or utilized any trade secrets or proprietary information or documentation of such third party, or interfered in the employment relationship between such third party and any of his or her or its employees nor has any such violation, disclosure or utilization occurred. Neither Premenos or any of its subsidiaries nor, to the best knowledge of Premenos, any of their officers, directors or employees have wrongfully utilized any trade secrets or any information or documentation proprietary to any other person or entity, including, but not limited to, confidential business information, and neither Premenos or its subsidiaries nor, to the best knowledge of Premenos, any of its officers, directors or employees has violated any obligations of confidentiality with any third party in connection with the development, manufacture and sale of any products or services of Premenos or any of its subsidiaries.

     Section 3.21. Proxy Statement and Registration Statement. The information with respect to Premenos, its officers, directors and affiliates in the definitive proxy statement to be furnished to the stockholders of Premenos and Harbinger (the "Proxy Statement") that will form a part of the Registration Statement on Form S-4 relating to the shares of Harbinger Common Stock to be issued in the Merger (the "Registration Statement") or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of Premenos or on the date of the stockholders meetings referred to in Section 5.5, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.22. Pooling. Coopers & Lybrand has advised Premenos that based upon inquiries and their examination of the financial statements of Premenos they believe that the criteria for pooling accounting treatment relative to Premenos has been satisfied.

     Section 3.23. Transactions with Affiliates. No stockholder, officer or director of Premenos or its subsidiaries, or any person with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of Premenos or its subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Premenos or its subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Premenos or its subsidiaries.

     Section 3.24. Brokers, Finders and Investment Bankers. Neither Premenos nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement, other than Premenos employing Hambrecht & Quist LLC and The Great Circle Group LLC, the fees and expenses of which will be paid by Premenos.

     Section 3.25. Disclosure. No representation, warranty or covenant made by Premenos in this Agreement, the Premenos Disclosure Letter or the Exhibits attached to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

     Section 3.26. Opinion of Financial Advisor. The financial advisor of Premenos, Hambrecht & Quist LLC, has delivered to Premenos an opinion dated the date of this Agreement to the effect that the consideration to be received by the holders of Premenos Common Stock in the Merger is fair to Premenos from a financial point of view.

     Section 3.27. No Existing Discussions. As of the date hereof, Premenos is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Competing Offer (as defined in Section 5.8).

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF HARBINGER

     With such exceptions as are set forth in a letter (the "Harbinger Disclosure Letter") delivered by Harbinger to Premenos prior to the execution of this Agreement, Harbinger represents and warrants to Premenos as follows:

     Section 4.1. Organization. Each of Harbinger and its two material operating subsidiaries identified in the Harbinger Disclosure Letter (the "Harbinger Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Harbinger and the Harbinger Subsidiaries is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations or financial condition of Harbinger and the Harbinger Subsidiaries taken as a whole. Harbinger has delivered to Premenos accurate and complete copies of the Articles or Certificate of Incorporation and Bylaws, as currently in effect, of Harbinger and the Harbinger Subsidiaries, and has made available to Premenos the minute books and stock records of Harbinger and the Harbinger Subsidiaries. The Harbinger Disclosure Letter contains a true and correct list of all of the jurisdictions in which each of Harbinger or the Harbinger Subsidiaries is qualified to do business as a foreign corporation.

     Section 4.2. Authorization. Each of Harbinger and HarbingerSub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Harbinger and HarbingerSub, the performance by each of Harbinger and HarbingerSub of its respective obligations under this Agreement and the consummation of the Merger and the other transactions provided for in this Agreement have been duly and validly authorized by all necessary corporate action on the part of Harbinger and HarbingerSub. The Boards of Directors of Harbinger and HarbingerSub have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for in this Agreement. This Agreement has been duly executed and delivered by each of Harbinger and HarbingerSub and constitutes the valid and binding agreement of each of Harbinger and HarbingerSub, enforceable against each of Harbinger and HarbingerSub in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Harbinger or the Harbinger Subsidiaries, (ii) any material Harbinger contract, (iii) any judgment, decree or order of any court or governmental authority or agency to which Harbinger or any of the Harbinger

Subsidiaries is a party or by which Harbinger, the Harbinger Subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Harbinger, the Harbinger Subsidiaries, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations or financial condition of Harbinger and the Harbinger Subsidiaries taken as a whole. Except for compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act, applicable Canadian law, applicable state securities laws and filing and recordation of the Certificate of Merger as required by the DGCL no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Harbinger and the Harbinger Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by Harbinger or HarbingerSub or the consummation of the transactions contemplated by this Agreement by Harbinger or HarbingerSub , the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations or financial condition of Harbinger and the Harbinger Subsidiaries taken as a whole.

     Section 4.4. Capitalization. The authorized capital stock of Harbinger consists of (i) 100,000,000 shares of common stock, $.0001 par value per share,
(ii) 20,000,000 shares of preferred stock, $.0001 par value per share ("Harbinger Preferred Stock"), 4,000,000 shares of which have been designated Zero Coupon Preferred Stock, (iii) 395,000 shares of Preferred Stock, Series B, $10.00 par value per share (the "Series B Preferred Stock"), and (iv) 250,000 shares of Preferred Stock, Series C, par value $10.00 per share (the "Series C Preferred Stock" and, together with Harbinger Common Stock, Harbinger Preferred Stock and Series B Preferred Stock "Harbinger Capital Stock"). At September 30, 1997, there were 21,500,070 shares of Harbinger Common Stock issued and outstanding, 4,000,000 shares of Zero Coupon Preferred Stock issued and outstanding, no shares of Series B preferred stock issued and outstanding and no shares of Series C Preferred Stock issued and outstanding. All shares of Harbinger Capital Stock outstanding as of the date hereof are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. The shares of Harbinger Common Stock to be issued in the Merger will be validly issued, fully paid, nonassessable and free of pre-emptive rights. Except as set forth in this Section 4.4, there are no shares of capital stock of Harbinger outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Harbinger or the Harbinger Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or obligating Harbinger or the Harbinger Subsidiaries to grant, extend or enter into any such agreement or commitment.

     Section 4.5. Capital Stock of Harbinger Subsidiaries. The Harbinger Disclosure Letter sets forth a true and complete list of the Harbinger Subsidiaries, the jurisdiction in which each Harbinger Subsidiary is incorporated or organized, and all shares of capital stock or other ownership interests authorized, issued and outstanding of each Harbinger Subsidiary. The outstanding shares of capital stock or other equity interests of each Harbinger Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each Harbinger Subsidiary owned by Harbinger or the Harbinger Subsidiaries are owned by Harbinger, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

     Section 4.6. SEC Reports. Harbinger has made available to Premenos (i) Harbinger's Annual Report on Form 10-K for the year ended December 31, 1996, including all exhibits and items incorporated by reference, (ii) Harbinger's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997, including all exhibits and items incorporated by reference, (iii) the proxy statement relating to Harbinger's Annual Meeting of Shareholders held on April 25, 1997 and (iv) all Current Reports on Form 8-K filed by Harbinger with the SEC since January 1, 1997, including all exhibits and items incorporated by reference (items (i) through (iv) in this sentence being referred to collectively as the "Harbinger SEC Reports"). As of their respective dates, the Harbinger SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, Harbinger has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated under such acts, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated under such acts.

     Section 4.7.  Financial Statements.  Harbinger has delivered to Premenos
(i) the audited consolidated balance sheets of Harbinger and its subsidiaries as of December 31, 1996 and its audited consolidated statements of operations, changes in shareholders' equity and cash flows for the fiscal years then ended, including the notes thereto, examined by and accompanied by the report of KPMG Peat Marwick LLP ("KPMG Peat Marwick"), independent public accountants and (ii) the unaudited consolidated balance sheet of Harbinger and its subsidiaries as of September 30, 1997, (the "Harbinger Balance Sheet") and its unaudited consolidated statements of operations, stockholders' equity and cash flows for the nine-month period then ended (all of the financial statements referred to in this Section 4.7 are collectively referred to as the "Harbinger Financial Statements"). The Harbinger Financial Statements have been prepared from, and are in accordance with, the books and records of Harbinger and its consolidated subsidiaries and, as applicable, present fairly the consolidated financial position, consolidated results of operations, changes in stockholders' equity and consolidated cash flows of Harbinger and its consolidated subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied. The Harbinger Disclosure Letter sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) of Harbinger recorded during the period covered by the Harbinger Financial Statements and exceeding $100,000 in the case of any single loss contingency or $250,000 in the case of all loss contingencies.

     Section 4.8. Absence of Certain Changes. (a) Since December 31, 1996 and except for items specifically disclosed in the Harbinger SEC Reports filed subsequent to December 31, 1996, there has not been (i) any material adverse change in the assets, liabilities, results of operations, financial condition or, to the best knowledge of Harbinger, business or prospects of Harbinger and the Harbinger Subsidiaries taken as a whole, (ii) any damage, destruction, loss or casualty to property or assets of Harbinger or the Harbinger Subsidiaries, whether or not covered by insurance, which property or assets are material to the operations or business of Harbinger and the Harbinger Subsidiaries taken as a whole, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of Harbinger or any redemption or other acquisition of any of the capital stock of Harbinger or the Harbinger Subsidiaries (except for the acquisition of Harbinger Common Stock in payment of the purchase price and related taxes upon the exercise of stock options) or any split, combination or reclassification of shares of capital stock declared or made by Harbinger, or (iv) any agreement to do any of the foregoing.

     (b) Since December 31, 1996 and except for items specifically disclosed in the Harbinger SEC Reports filed subsequent to December 31, 1996, there have not been (i) any extraordinary losses suffered, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any material claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in Harbinger Financial Statements or incurred in the ordinary course of business and consistent with past practice, (v) any material guaranteed checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any material asset or investment on Harbinger's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $250,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $500,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $10,000,000 (on a consolidated basis) for additions to property or equipment,

(ix) any transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing, or (xi) any other events, developments or conditions of any character that has had or is reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition or the business or prospects of Harbinger and the Harbinger Subsidiaries taken as a whole.

     Section 4.9. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of Harbinger, threatened against, relating to or involving Harbinger or the Harbinger Subsidiaries (or any of their officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Harbinger. All pending suits, actions, claims, proceedings or investigations relating to or involving Harbinger or the Harbinger Subsidiaries (or any of their officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the Harbinger Balance Sheet if and to the extent such a provision is required by generally accepted accounting principles. Neither Harbinger nor the Harbinger Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, and, to the best knowledge of Harbinger, neither Harbinger nor the Harbinger Subsidiaries is subject to any governmental restriction applicable to Harbinger, which is reasonably likely (i) to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Harbinger or the Harbinger Subsidiaries or (ii) to cause a material limitation on Harbinger's ability to operate the business of Harbinger or the Harbinger Subsidiaries after the Closing.

     Section 4.10. Compliance with Law. Harbinger and the Harbinger Subsidiaries have all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices and bodies necessary to carry on their businesses as they are currently being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, and each has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations or financial condition of Harbinger.

     Section 4.11. Patents, Trademarks, Trade Names. The Harbinger Disclosure Letter sets forth a true and complete list of (i) all patents, trademarks, trade names (including all U.S. federal and state registrations and foreign registrations and applications pertaining thereto) and registered copyrights owned by Harbinger or the Harbinger Subsidiaries (collectively, the "Harbinger Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by Harbinger or the Harbinger Subsidiaries in their respective businesses which are material to their respective businesses and are used pursuant to a license or other right granted by a third party (collectively, the "Harbinger Licensed Intellectual Property", and together with the Harbinger Proprietary Intellectual Property referred to as "Harbinger Intellectual Property"). A true and complete list of all such licenses with respect to Harbinger Licensed Intellectual Property is set forth in the Harbinger Disclosure Letter. Neither Harbinger nor any of the Harbinger Subsidiaries has granted any right, license or other interest in the Harbinger Proprietary Intellectual Property to any third party, except for end-user licenses granted by Harbinger to its customers in the ordinary course. Each of the federal, state and foreign registrations pertaining to the Harbinger Proprietary Intellectual Property is valid and in full force and effect. All required filings in association with such registrations have been properly made and all required fees have been paid. Harbinger and each of the Harbinger Subsidiaries own, or have the right to use pursuant to valid and effective agreements, all Harbinger Intellectual Property, free and clear of any lien, claim or encumbrance, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims are pending against Harbinger or the Harbinger Subsidiaries by any person with respect to the use of any Harbinger Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and to the best knowledge of Harbinger, the current use by Harbinger and the Harbinger Subsidiaries of the Harbinger Intellectual Property does not infringe on the rights of any third party. The conduct by Harbinger and the Harbinger Subsidiaries of their respective businesses, including the provision of services to customers, as currently conducted and as proposed to be conducted, does not and will not conflict with or infringe, to the best knowledge of Harbinger, upon any patent, copyright, trade secret, trademark or other intellectual property right of any third party, and Harbinger has not received notice of any such alleged infringement. The Harbinger Disclosure Letter sets forth a list of all jurisdictions in which Harbinger or the Harbinger Subsidiaries is operating under a trade name, and each jurisdiction in which any such trade name is registered.

     Section 4.12. Licensed Software. (a) The software owned by Harbinger for license to or use in connection with the business of Harbinger (the "Harbinger Proprietary Software") consists of: (i) source and object code embodied in magnetic media; and (ii) all development and procedural tools necessary to maintain the Harbinger Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids. Harbinger employs individuals who are familiar with the business of Harbinger and who are qualified to maintain the Harbinger Proprietary Software and the related computer hardware used by Harbinger in its operations (the "Harbinger Hardware").

     (b) Harbinger has all right, title and interest in and to all intellectual property rights in the Harbinger Proprietary Software (other than any defects in title which are not, individually or in the aggregate, material), and subject to the rights of end-user licensees under licenses granted by Harbinger to its customers in the ordinary course of business). The Harbinger Proprietary Software is free and clear of all liens, claims and encumbrances (other than any liens, claims or encumbrances which are not, individually or in the aggregate, material). The use of the software (other than the Harbinger Proprietary Software) used by Harbinger in connection with the business of Harbinger (the "Harbinger Licensed Software" and together with the Harbinger Proprietary Software, the "Harbinger Software") and the use and distribution of the Harbinger Proprietary Software does not breach any material terms of any material contract between Harbinger and any third party. Harbinger proprietary software products may incorporate Harbinger Proprietary Software (that is, software owned by Harbinger) and code software that is owned by third parties and licensed to Harbinger (all of which such third party software is included in the Harbinger Licensed Software). To the best knowledge of Harbinger, Harbinger has been granted under the license agreements relating to the Harbinger Licensed Software (the "Harbinger License Agreements") valid and subsisting license rights with respect to all software comprising the Harbinger Licensed Software. Harbinger is in compliance in all respects with each of the terms and conditions of each of the Harbinger License Agreements. In the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), Harbinger has not made and is not using any unauthorized copies of any such software programs and none of the employees, agents or representatives of Harbinger have made or are using any such unauthorized copies.

     (c) To the best knowledge of Harbinger, the Harbinger Proprietary Software and the Harbinger Licensed Software do not infringe any United States patent, copyright, or trade secret or any other intellectual property right of any third party. The source code for the Harbinger Proprietary Software has been maintained in confidence.

     (d) The Harbinger Proprietary Software was developed by Harbinger for its own account, and the Harbinger Proprietary Software was: (i) developed by Harbinger employees working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of Harbinger as assignee that have conveyed to Harbinger ownership of all of their intellectual property rights in the Harbinger Proprietary Software; or (iii) acquired by Harbinger in connection with acquisitions in which Harbinger obtained appropriate representations and warranties from the transferring party relating to the title to such Harbinger Proprietary Software. Harbinger has not received notice from any third-party claiming any right, title or interest in the Harbinger Proprietary Software.

     (e) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Harbinger Proprietary Software by any independent sales person, distributor, sublicensee or other remarketer or sales organization.

     (f) Harbinger has not granted any rights or licenses in or to the Harbinger Software to any third party, except for end-user license agreements granted by Harbinger to its customers in the ordinary course of business.

     (g) The Harbinger Software and the Harbinger Hardware are adequate in all material respects with the other assets of Harbinger to run the business of Harbinger in the same manner as such business has operated since September 30, 1996. The Harbinger Disclosure Letter contains a summary description of any problems experienced by Harbinger in the past twelve months with respect to the Harbinger Software or Harbinger Hardware and the provision of services to Harbinger's clients which resulted, or reasonably could be expected to result, in any material disruption of the provision of services by Harbinger to clients generally for a period equal to or exceeding five days.

     (h) All Harbinger Software is year 2000 compliant (that is, (i) the Harbinger Software is capable of correctly processing, providing and receiving data within and between the 20th and 21st centuries (including accounting for all required leap year calculations) and (ii) all date fields in the Harbinger Software used for (4) digit year fields).

     Section 4.13. Trade Secrets. To the best knowledge of Harbinger, no third party has claimed that any officer, director or former or present employee of Harbinger or the Harbinger Subsidiaries has, in respect of his or its activities on behalf of Harbinger or the Harbinger Subsidiaries to date, violated any of the terms or conditions of his or her employment contract with such third party, or disclosed or utilized any trade secrets or proprietary information or documentation of such third party, or interfered in the employment relationship between such third party and any of his or her or its employees nor has any such violation, disclosure or utilization occurred. Neither Harbinger or the Harbinger Subsidiaries nor, to the best knowledge of Harbinger, any of their officers, directors or employees have wrongfully utilized any trade secrets or any information or documentation proprietary to any other person or entity, including, but not limited to, confidential business information, and neither Harbinger or the Harbinger Subsidiaries nor, to the best knowledge of Harbinger, any of its officers, directors or employees has violated any obligations of confidentiality with any third party in connection with the development, manufacture and sale of any products or services of Harbinger or the Harbinger Subsidiaries.

     Section 4.14. Proxy Statement and Registration Statement. The information with respect to Harbinger and the Harbinger Subsidiaries and each of their respective officers, directors and affiliates in the Proxy Statement or in the Registration Statement, will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of Premenos or on the date of the stockholders' meetings referred to in Section 5.5, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement will comply as to form with the applicable provisions of the Securities Act and the Exchange Act.

     Section 4.15. Pooling. KPMG Peat Marwick has advised Harbinger that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes.

     Section 4.16. Brokers, Finders and Investment Bankers. Neither Harbinger nor any of the Harbinger Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement, other than Harbinger employing BT Alex. Brown Incorporated and Endeavor Capital Management, the fees and expenses of which will be paid by Harbinger.

     Section 4.17. Disclosure. No representation, warranty or covenant made by Harbinger in this Agreement, the Harbinger Disclosure Letter or the Exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

     Section 4.18. Opinion of Financial Advisor. The financial advisor of Harbinger, BT Alex. Brown Incorporated, has delivered to Harbinger an opinion dated the date of this Agreement to the effect that the Conversion Ratio is fair to Harbinger from a financial point of view.

     Section 4.19. Interim Operations of HarbingerSub. HarbingerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE 5

                        CERTAIN COVENANTS AND AGREEMENTS

     Section 5.1. Conduct of Business by Premenos. From the date of this Agreement to the Effective Time, Premenos will and will cause each of its subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise specifically permitted hereunder or disclosed in the Premenos Disclosure Letter or consented to in writing by Harbinger:

          (a) Carry on its businesses in the ordinary course in substantially the same manner as previously conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.1;

          (b) Neither change nor amend its Certificate of Incorporation or Bylaws;

          (c) Other than pursuant to the exercise of employee stock options, warrants and other convertible securities outstanding on the date hereof and set forth in the Premenos Disclosure Letter, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Premenos or any of its subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of Premenos or any of its subsidiaries and not make any changes (by split-up, stock dividend, combination, reorganization or otherwise) in the capital structure of Premenos or any of its subsidiaries;

          (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Premenos or any of its subsidiaries and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Premenos or any of its subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Premenos or any of its subsidiaries or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (e) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

          (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Premenos and its subsidiaries, to keep the officers and employees of Premenos and its subsidiaries available to Harbinger and to preserve the relationships of Premenos and its subsidiaries with customers, suppliers and others having business relations with Premenos or any of its subsidiaries;

          (g) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $10,000) or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice, (iii) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice, (iv) make any capital contributions to, or investments in, any person, except in the ordinary course of business and consistent with past practices with respect to investments, or (v) make any capital expenditure involving in excess of $50,000 in the case of any single expenditure or $250,000 in the case of all capital expenditures;

          (h) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers or directors or grant any increase in the compensation of officers or directors, whether now or in the future payable, including any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

          (i) Perform in all material respects all of its obligations under all Premenos Material Contracts (except those being contested in good faith), not enter into, assume or amend any contract or commitment that would be a Premenos Material Contract other than contracts to provide products and services entered into in the ordinary course of business;

          (j) Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Premenos;

          (k) Use its reasonable efforts to continue to collect its accounts receivable and pay its accounts payable in the ordinary course of business and consistent with past practices;

          (l) Prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Harbinger, at its request, to review all such returns, reports, filings and amendments at Premenos's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

          (m) Not take any action the effect of which would be to cause the Merger to be treated as a taxable transaction; and

          (n) Not take any action the effect of which would be to cause the Merger to be accounted for on a basis other than a pooling of interests.

     In connection with the continued operation of the business of Premenos and its subsidiaries between the date of this Agreement and the Effective Time, Premenos shall confer in good faith on a regular and frequent basis with one or more representatives of Harbinger designated in writing with respect to the ongoing operations of Premenos. Premenos acknowledges that Harbinger does not and will not waive any rights it may have under this Agreement as a result of such consultations.

     Section 5.2. Conduct of Business by Harbinger. From the date of this Agreement to the Effective Time, Harbinger will, and will cause each of its subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise specifically permitted hereunder or disclosed in the Harbinger Disclosure Letter or consented to in writing by Premenos:

          (a) Carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted;

          (b) Neither change nor amend its Articles or Certificate of Incorporation or Bylaws;

          (c) Other than pursuant to the exercise of employee stock options or warrants outstanding on the date of this Agreement, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Harbinger or any of its subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of Harbinger or any of its subsidiaries and not alter the terms of any presently outstanding options or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Harbinger or any of its subsidiaries; provided, however, that Harbinger shall have the right to: (i) issue Harbinger Common Stock and options, warrants or rights to acquire Harbinger Common Stock to employees and consultants in transactions approved in good faith by the Board of Directors of Harbinger or a committee thereof; and (ii) issue Harbinger Common Stock or options or rights to acquire Harbinger Common Stock in any Specified Acquisition as defined in the Harbinger Disclosure Letter;

          (d) Not take any action the effect of which would be to cause the Merger to be treated as a taxable transaction;

          (e) Not take any action the effect of which would be to cause the Merger to be accounted for on a basis other than a pooling of interests; and

          (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Harbinger and the Harbinger Subsidiaries.

     In connection with the continued operation of the business of Harbinger and the Harbinger Subsidiaries between the date of this Agreement and the Effective Time, Harbinger shall confer in good faith on a regular and frequent basis with one or more representatives of Premenos designated in writing with respect to the ongoing operations and acquisition activity of Harbinger. Harbinger acknowledges that Premenos does not and will not waive any rights it may have under this Agreement as a result of such consultations.

     Section 5.3. Inspection and Access to Information. (a) Between the date of this Agreement and the Effective Time, each party to this Agreement will provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time reasonably request.

     (b) All non-public information obtained by Harbinger or Premenos or any of their representatives pursuant to this Agreement or in connection with the matters contemplated by this Agreement concerning the business, operations or affairs of the other will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated by this Agreement, or be disclosed to any other person or entity, except for disclosure to its employees, agents and representatives who have a need to know the same, who have been advised of the confidential nature of such information and who agree to abide by the terms of this Section 5.3(b) and except for such disclosure as may be required by applicable law, court order or governmental agency request. In the event Harbinger or Premenos is required by law to disclose information of a confidential nature, the disclosing party shall provide the non-disclosing party with prompt notice of any such request or requirement (written if practical) so that the nondisclosing party may have the opportunity to seek an appropriate protective order, otherwise contest the disclosure, or waive compliance with this Section 5.3(b). If this Agreement is terminated in accordance with its terms, any non-public information furnished by any party to any other party to this Agreement will be promptly returned.

     Section 5.4. Proxy Statement and Registration Statement. Harbinger shall prepare and file with the SEC as soon as is reasonably practicable the Registration Statement and shall use all reasonable, best efforts to have the Registration Statement declared effective by the SEC as promptly as is practicable. Harbinger also shall take any action required to be taken under state Blue Sky or securities laws in connection with the issuance of the Harbinger Common Stock pursuant to the Merger. Harbinger and Premenos will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Registration Statement, the Proxy Statement, the Nasdaq Additional Shares Notification, filings under the Blue Sky laws, and any other statement or application made by or on behalf of Harbinger or Premenos to any governmental body in connection with the Merger and the other transactions contemplated by this Agreement.

     Section 5.5. Harbinger and Premenos Stockholders Meetings. (a) Each of Harbinger and Premenos shall call a meeting of its shareholders or stockholders, as applicable, to be held as soon as practicable after the date hereof for the purpose of voting upon the matters relating to this Agreement. The meeting of Harbinger's shareholders shall be held prior to or contemporaneously with the meeting of Premenos's stockholders.

     (b) Harbinger will use its reasonable, best efforts to hold its shareholders meeting as promptly as practicable and will, through its Board of Directors, recommend to its shareholders approval of the Merger and this Agreement at such shareholders meeting (the "Harbinger Shareholders Meeting"); provided, however, that the Board of Directors of Harbinger may withdraw such recommendation if the Harbinger Board of Directors determines in good faith (after consultation with and based upon the advice of its outside legal counsel and after providing notice to Premenos and giving Premenos the opportunity to consult with Harbinger with regard to such withdrawal) that the fiduciary duties of the Harbinger Board of Directors to its shareholders under applicable law require that the Harbinger Board of Directors withdraw such recommendation. Unless otherwise required to comply with the fiduciary duties of the Board of Directors of Harbinger, as determined by the Harbinger Board of Directors in good faith (after consultation with and based upon the advice of its outside legal counsel), Harbinger shall use reasonable, best efforts to solicit from its shareholders proxies in favor of all matters to be voted upon at the Harbinger Shareholders Meeting.

     (c) Premenos will use its reasonable, best efforts to hold its stockholders meeting as promptly as practicable and will, through its Board of Directors, recommend to its stockholders approval of the Merger and this Agreement at such stockholders meeting (the "Premenos Stockholders Meeting"); provided, however, that the Board of Directors of Premenos may withdraw such recommendation if the Premenos Board of Directors determines in good faith (after consultation with and based upon the advice of its outside legal counsel and after providing notice to Harbinger and giving Harbinger the opportunity to consult with Premenos with regard to such withdrawal) that the fiduciary duties of the Premenos Board of Directors to its stockholders under applicable law require that the Premenos Board of Directors withdraw such recommendation. Unless otherwise required to comply with the fiduciary duties of the Board of Directors of Premenos, as determined by the Board of Directors of Premenos in good faith (after consultation with and based upon the advice of its outside legal counsel), Premenos shall use its reasonable, best efforts to solicit from its stockholders' proxies in favor of all matters to be acted upon at the Premenos Stockholders Meeting.

     Section 5.6.  The Nasdaq National Market Additional Shares
Notification. Harbinger will file an additional shares notification with The Nasdaq National Market (the "Nasdaq Additional Shares Notification") to approve for listing, subject to official notice of its issuance, the shares of Harbinger Common Stock to be issued in connection with the Merger. Harbinger shall exercise reasonable good faith efforts to cause the shares of Harbinger Common Stock to be issued in the Merger to be approved for listing on The Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     Section 5.7. Premenos Affiliates. (a) Premenos shall deliver to Harbinger a letter identifying all persons who are, at the time the Merger is submitted to a vote to the stockholders of Premenos, "affiliates" of Premenos for purposes of Rule 145 under the Securities Act. Premenos shall cause each person who is identified as an "affiliate" in such letter to deliver to Harbinger on or prior to the Effective Time a written statement, in form satisfactory to Harbinger and Premenos, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Harbinger Common Stock issued to such person pursuant to the Merger, except (i) in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering at least thirty (30) days of combined operations of Harbinger and Premenos have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. Harbinger shall be entitled to place legends on any certificates of Harbinger Common Stock issued to such affiliates to restrict transfer of such shares as set forth above.

     (b) Harbinger shall identify all persons who are, at the time the Merger is submitted to a vote to the shareholders of Harbinger, "affiliates" of Harbinger for purposes of Rule 145 under the Securities Act. Harbinger shall cause each person who is identified as an "affiliate" to deliver to Harbinger on or prior to the Effective Time a written statement that such person will not offer to sell, transfer or otherwise dispose of any shares of Harbinger Common Stock owned by such affiliate, except (i) in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering at least thirty (30) days of combined operations of Harbinger and Premenos have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies.

     Section 5.8. No Solicitation. (a) Premenos agrees that it shall not, directly or indirectly, through any officer, director, employee, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Premenos or any of its subsidiaries, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer; provided, however, that nothing contained in this Agreement shall prevent Premenos or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity or recommending such an unsolicited bona fide written Competing Offer to the stockholders of Premenos, if and only to the extent that (1) the Board of Directors of Premenos determines in good faith (after consultation with and based upon the written advice of its financial advisor) that such Competing Offer would, if consummated, result in a transaction more favorable to Premenos stockholders than the transaction contemplated by this Agreement (and any such more favorable Competing Offer being referred to in this Agreement as a "Superior Proposal") and that the person or entity making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the Board of Directors of Premenos determines in good faith (after consultation with and based upon the advice of its outside legal counsel), that the fiduciary duties of the Premenos Board of Directors to its stockholders under applicable law require that Premenos take such action, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Premenos Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality covenants not materially less favorable to Premenos than those contained in the Confidentiality Agreement by and between Harbinger and Premenos dated June 27, 1996.

     (b) Premenos shall notify Harbinger no later than twenty-four (24) hours after receipt by Premenos (or its agents or advisors) of any Competing Offer or any requests for non-public information in connection with a Competing Offer or for access to the properties, books or records of Premenos by any person or entity that informs Premenos that it is considering making, or has made, a Competing Offer. Such notice to Harbinger shall be made orally and in writing and shall indicate in reasonable detail the identity of the person or entity making such proposal, inquiry or contact and the terms and conditions thereof; provided, however, to the extent Premenos's outside legal counsel shall advise Premenos's Board of Directors that complying with such notification requirements will result in a breach of the terms of any confidentiality agreement executed by Premenos on or prior to the date hereof, then Premenos shall be entitled to comply with such notice requirement to the maximum extent possible without breaching the terms of such confidentiality agreement.

     Section 5.9. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement to be effected on or prior to December 31, 1997 in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

          (a) Premenos and Harbinger shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

          (b) If any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated by this Agreement or seeks damages in connection with this Agreement, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

          (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Premenos or Harbinger, whether such occurrence or failure is with respect to its own representations or warranties, or with respect to the other party's representations and warranties, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or that will or may result in the failure to satisfy any of the conditions specified in Article 6 and (ii) any failure of Premenos or Harbinger, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

          (d) Without the prior written consent of Harbinger and except as set forth in the Premenos Disclosure Letter, Premenos will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

     Section 5.10. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Harbinger or Premenos is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of The Nasdaq National Market and then only after making a reasonable attempt to comply with the provisions of this Section 5.10 and providing notice to the non-disclosing party simultaneously with such disclosure). This Section 5.10 shall not apply to disclosures made to senior managers prior to the date of this Agreement in accordance with the understanding of Harbinger and Premenos.

     Section 5.11. Financial Statements and SEC Reports. Prior to the Effective Time, each party to this Agreement shall deliver to the other, as soon as available but in no event later than 45 days after the end of each fiscal quarter (or 90 days after the end of a fiscal year), a consolidated balance sheet as of the last day of such fiscal period and the consolidated statements of income, stockholders' equity and cash flows of such party and its subsidiaries for the fiscal period then ended prepared in accordance with generally accepted accounting principles and the requirements of Form 10-Q (or Form 10-K as the case may be) under the Exchange Act. Prior to the Effective Time, each party to this Agreement shall deliver to the other, as soon as available, a copy of each form, report and other document filed by such party with the SEC.

     Section 5.12. Supplements to Disclosure Letters. From time to time prior to the Effective Time, Premenos and Harbinger will each promptly supplement or amend the respective disclosure letters which they have delivered pursuant to this Agreement with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure letter or which is necessary to correct any information in any such disclosure letter which has been rendered inaccurate by such matter. No supplement or amendment to any such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2(a) or 6.3(a).

     Section 5.13. Pooling of Interests Accounting. Except for other actions specifically permitted to be taken hereunder and from and after the date of this Agreement and until the Effective Time, neither Harbinger nor Premenos nor any of their respective subsidiaries or other affiliates shall take, or fail to take, any action that would jeopardize the treatment of Harbinger's acquisition of Premenos as a "pooling of interests" for accounting purposes. Following the Effective Time, Harbinger shall use its reasonable efforts to conduct the business of Harbinger in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

     Section 5.14. Accountant's Review Report. Premenos agrees to exercise reasonable efforts to cause Coopers & Lybrand to deliver to Harbinger prior to the filing of the Registration Statement a limited review report covering the unaudited financial statements of Premenos included in the Registration Statement in form and substance reasonably acceptable to Harbinger (the "Coopers & Lybrand Review Report").

     Section 5.15.  Indemnification of Premenos Directors and
Officers. (a) Harbinger and the Surviving Corporation agree that the indemnification obligations set forth in Premenos's Certificate of Incorporation and Bylaws, in each case as of the date hereof, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time, were directors, officers, employees or agents of Premenos or any of its subsidiaries.

     (b) After the Effective Time, Harbinger and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of Premenos and each of its subsidiaries and each such person who served at the request of Premenos or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of Premenos or any of its subsidiaries or of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent or other person to whom this
Section 5.15 applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

     (c) In the event Harbinger or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Harbinger or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.15.

     (d) The obligations of Harbinger and the Surviving Corporation under this
Section 5.15 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 5.15 applies without the consent of such affected director, officer, employee, agent or other person (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section
5.15 applies shall be a third-party beneficiary of this Section 5.15).

     Section 5.16. Harbinger Board of Directors. Harbinger shall take all actions reasonably necessary to elect David Hildes to Harbinger's Board of Directors in the class of directors with the longest unexpired term at the time of his election, such election to be effective as of the Effective Time. If the unexpired term of the class of directors to which David Hildes is elected is less than one year, then Harbinger agrees to use its reasonable, best efforts to
(i) nominate David Hildes for election as a director at the next annual meeting of Harbinger's shareholders and (ii) recommend his election to Harbinger's shareholders.

     Section 5.17. Employment Agreements. As promptly as reasonably practicable after the date of this Agreement, Harbinger shall deliver to Premenos a list of names of key senior managers of Premenos that Harbinger requests to sign two-year employment agreements on terms which shall include customary compensation, non-competition, non-solicitation and non-disclosure provisions. Harbinger and Premenos agree to cooperate in using their reasonable best efforts to cause such key senior managers to enter into such agreements at the Effective Time. Harbinger further agrees to engage in discussions with the Chairman of Premenos regarding establishing an appropriate transition role for the Chairman of Premenos after the Effective Time and future business relationships between Harbinger and the Chairman of Premenos on terms which will include non-competition provisions prohibiting competition by the Chairman in the electronic data interchange ("EDI") and value-added networks ("VAN") businesses and non-solicitation and non-disclosure provisions as are customary in the business of Harbinger; provided that such roles or relationships shall not include full-time employment. The Chairman of Premenos shall execute and deliver to Harbinger an agreement containing such non-competition, non-solicitation and non-disclosure provisions in a form reasonably satisfactory to Harbinger on or prior to the Closing Date.

     Section 5.18. Premenos Transactional Expenses. Premenos agrees that the aggregate amount of fees, costs and expenses to be incurred by Premenos in connection with this Agreement and transactions contemplated hereby, including, without limitation, the fees, costs and expenses of financial advisors, accountants and counsel shall not exceed Two Million Three Hundred Thousand Dollars ($2,300,000). Premenos further agrees to periodically apprise Harbinger of the aggregate amount of the transaction fees and expenses incurred and anticipated to be incurred in connection with this Agreement and the matters contemplated hereby.

     Section 5.19. Severance. Harbinger agrees to honor the severance policy of Premenos set forth in the Premenos Disclosure Letter with respect to any Premenos employees whose employment is terminated during the twelve (12) month period following the Effective Time.

     Section 5.20. Premenos Stock Options. Premenos will cause holders of Old Options representing at least 95% of the shares of Premenos Common Stock issuable pursuant to Old Options to execute and deliver to Harbinger prior to the Closing option assumption agreements in form mutually satisfactory to Harbinger and Premenos to effect the conversion of such Old Options to Harbinger Options as contemplated in Section 2.3.

     Section 5.21. Minority Interest. Premenos shall use its reasonable best efforts to effectuate the share exchanges with the stockholders of Premenos Corp. as set forth in the Premenos Disclosure Letter as quickly as reasonably practicable, and such share exchanges shall become effective and there shall be no further minority interests in Premenos Corp. on the Closing Date.

                                   ARTICLE 6

                                   CONDITIONS

     Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) Premenos Stockholder Approval. The Merger, this Agreement and the transactions contemplated by this Agreement shall have been approved at the meeting of Premenos Stockholders duly called and held in accordance with the DGCL by the holders of a majority of the outstanding shares of Premenos Common Stock having the right to vote on such matters.

          (b) Harbinger Shareholder Approval. The Merger, this Agreement and the transactions contemplated by this Agreement, including the issuance of shares of Harbinger Common Stock pursuant to the Merger and the amendment of the Harbinger 1996 Stock Option Plan increasing the number of shares of Harbinger Common Stock available for grant thereunder to facilitate the conversion of the Old Options as contemplated in Section 2.3 shall have been approved at the Harbinger Shareholders Meeting duly called and held in accordance with the Georgia Business Corporation Code ("GBCC") by the holders of a majority of the outstanding shares of Harbinger Common Stock having the right to vote on such matters.

          (c) Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as provided in this Agreement, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          (d) Tax Opinion. Premenos and Harbinger shall each have received a written opinion of King & Spalding concerning certain federal income tax consequences of the Merger, substantially in the form attached as Exhibit 6.1(d).

          (e) Registration Statement. The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated by this Agreement, shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of Harbinger Common Stock to be issued pursuant to the Merger, and no stop order suspending the effectiveness of any qualification or registration of such Harbinger Common Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state. The joint proxy statement/prospectus that comprises part of the Registration Statement shall have been mailed or sent to Premenos Stockholders and Harbinger shareholders not less than twenty business days prior to the meetings described in Section 6.1(a) and
     Section 6.1(b), respectively, as the term "business days" is defined for purposes of Form S-4 under the Securities Act.

          (f) Pooling. Harbinger shall have been advised in writing, as of the Effective Time, by KPMG Peat Marwick that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes. Premenos shall have been advised in writing, as of the Effective Time, by Coopers & Lybrand that, based on inquiries and their examination of the financial statements of Premenos, they believe that the criteria for pooling accounting treatment relative to Premenos has been satisfied.

          (g) The Nasdaq National Market Additional Shares Notification. The Harbinger Common Stock to be issued pursuant to this Agreement shall have been approved for listing on The Nasdaq National Market, subject only to official notice of issuance by Harbinger.

          (h) HSR Act. The applicable waiting periods shall have expired or been terminated early under the HSR Act.

     Section 6.2. Conditions to Obligations of Harbinger. The obligation of Harbinger to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Premenos set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) Performance of Obligations of Premenos. Premenos shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

          (c) Opinion of Premenos Counsel. Harbinger shall have received an opinion of Bryan Cave LLP, dated the Closing Date, substantially in the form attached as Exhibit 6.2(c).

          (d) Authorization of Merger. All corporate action necessary by Premenos to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken.

          (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Delaware Certificate of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Harbinger and Premenos following the Effective Time.

          (f) Certificates. Premenos shall have furnished Harbinger with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a), (b) and (d).

          (g) Accountant's Review Report and Letter. Harbinger shall have received: (i) the Coopers & Lybrand Review Report in accordance with
     Section 5.14 and (ii) a letter from Coopers & Lybrand dated the effective date of the Registration Statement under the Securities Act, with respect to certain financial and statistical information concerning Premenos included in the Registration Statement in form and substance customary in transactions of the nature of the Merger.

          (h) Material and Client Contracts. Harbinger shall have received consents to assignment of all Premenos Material Contracts or written waivers of the provisions of any Premenos Material Contracts requiring the consents of third parties as set forth in the Premenos Disclosure Letter except where the failure to have received any such consent would not have a material adverse effect on the business of Harbinger and Premenos following the Effective Time.

          (i) Resignation Letters. Each of the directors of Premenos shall have tendered to Harbinger resignation letters in form and substance reasonably acceptable to Harbinger on or prior to the Closing Date, such resignations to be effective immediately following the Closing Date.

     Section 6.3. Conditions to Obligations of Premenos. The obligation of Premenos to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Harbinger set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) Performance of Obligations by Harbinger. Harbinger shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

          (c) Opinion of Harbinger Counsel. Premenos shall have received an opinion of King & Spalding, counsel to Harbinger, substantially in the form of Exhibit 6.3(c).

          (d) Authorization of Merger. All corporate action necessary by Harbinger to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken.

          (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Delaware Certificate of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Harbinger and Premenos following the Effective Time.

          (f) Certificates. Harbinger shall have furnished Premenos with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (d).

          (g) Harbinger shall have executed and delivered the registration rights agreement substantially in the form of Exhibit 6.3(g).

                                   ARTICLE 7

                                    CLOSING

     The consummation of the transactions contemplated by this Agreement is referred to as the "Closing." The "Closing Date" is the date on which the Closing occurs. The Closing shall occur as soon as possible following the Harbinger and Premenos stockholders meetings described in Section 5.5 as is reasonably practicable and in any event within three business days of the satisfaction or waiver of the other conditions set forth in Article 6. The Closing shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as Premenos and Harbinger may mutually agree.

                                   ARTICLE 8

                                  TERMINATION

     Section 8.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders and stockholders of Harbinger and Premenos, respectively:

          (a) by mutual agreement of the Boards of Directors of Harbinger and Premenos;

          (b) by Harbinger, if the conditions set forth in Sections 6.1 and 6.2 are not complied with or performed and such noncompliance or nonperformance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Premenos on or before March 31, 1998; and

          (c) by Premenos, if the conditions set forth in Sections 6.1 and 6.3 are not complied with or performed and such noncompliance or nonperformance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Harbinger on or before March 31, 1998;

          (d) by Harbinger or Premenos if, at the Harbinger Shareholders Meeting or the Premenos Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders in favor of this Agreement and the Merger shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has not complied with its obligations under Section 5.5;

          (e) by Harbinger if, (i) the Board of Directors of Premenos shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Harbinger or shall have resolved or publicly announced or disclosed to any third party its intention to do so, (ii) an Alternative Transaction involving Premenos shall have taken place or the Board of Directors of Premenos shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of Premenos or shall have resolved or publicly announced or disclosed to any third party its intention to recommend or engage in such an Alternative Transaction, or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Premenos Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Harbinger or an affiliate thereof), and the Board of Directors of Premenos shall have (A) recommended (or shall have resolved or publicly announced or disclosed to any third party its intention to recommend) that the stockholders of Premenos tender their shares in such tender or exchange offer or (B) resolved or publicly announced or disclosed to any third party its intention to take no position with respect to such tender or exchange offer;

          (f) by Premenos if, the Board of Directors of Harbinger shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Premenos or shall have resolved or publicly announced or disclosed to any third party its intention to do so;

          (g) by Harbinger, if the Board of Directors of Harbinger shall have determined to withdraw its recommendation of this Agreement or the Merger in accordance with Section 5.5(b) hereof;

          (h) by Premenos, if the Board of Directors of Premenos shall have withdrawn its recommendation of this Agreement or the Merger in accordance with Section 5.5(c);

          (i) by Premenos, if Harbinger breaches the covenant set forth in
     Section 5.2(c) hereof; and

          (j) by Harbinger if either David Hildes or Lew Jenkins sells any shares of Premenos Common Stock subject to the Proxy Agreements on or prior to the Closing Date.

     Section 8.2. Specific Performance and Other Remedies. The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character, and that, if any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that if either party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the nonbreaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     Section 8.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or shareholders or stockholders, as applicable, except for obligations under Section 5.3(b), Section 5.10, Section 8.4, and this Section, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained in this Section 8.3 shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.

     Section 8.4.  Fees and Expenses.  (a) Except as set forth in this Section
8.4 and in Section 2.5(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Harbinger and Premenos shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement and the Registration Statement and any amendments or supplements thereto and the fees required to be paid in connection with filing(s) required under the HSR Act in connection with the transactions contemplated by this Agreement.

     (b) If this Agreement is terminated (i) by Harbinger pursuant to Section 8.1(e), (ii) by Premenos pursuant to Section 8.1(h), (iii) by Harbinger pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger at the Premenos Stockholders Meeting and at the time of the Premenos Stockholders Meeting an Alternative Transaction involving Premenos shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, or (iv) by Harbinger pursuant to Section 8.1(j), then Premenos shall pay to Harbinger a termination fee of Four Million Dollars ($4,000,000) in cash (the "Harbinger Termination Fee") to reimburse and compensate Harbinger for its time, expenses and lost opportunity costs of pursuing the Merger, which Harbinger Termination Fee shall be paid to Harbinger within two (2) days of the termination of this Agreement pursuant to such Sections. If Premenos shall enter into a definitive agreement to consummate an Alternative Transaction within one (1) year of the payment of the Harbinger Termination Fee, then Premenos shall pay to Harbinger the Harbinger Topping Fee, which fee shall be payable in cash and shall be paid within two (2) days of Premenos's having entered into such definitive agreement to consummate an Alternative Transaction. The Harbinger Topping Fee shall be equal to the product obtained by multiplying (a) twenty five percent (25%), by
(b) the Incremental Value, but in no case shall the Harbinger Topping Fee be less than Four Million Dollars ($4,000,000). The Incremental Value shall be equal to the amount by which the Alternative Transaction Value shall exceed the Merger Transaction Value. The Alternative Transaction Value shall mean the aggregate value of the Alternative Transaction to the stockholders of Premenos, valued as of the date of the definitive agreement relating to such Alternative Transaction and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. The Merger Transaction Value shall mean the aggregate value of the Merger to the stockholders of Premenos, valued as of the date of the termination of this Agreement and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. In the event that the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Harbinger and Premenos shall negotiate with one another in good faith for a period of ten days to resolve such dispute. If, after the expiration of such ten-day period, the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Harbinger and Premenos shall each engage a nationally-recognized investment banking firm to calculate the Alternative Transaction Value or the Merger Transaction Value, or both, as the case may be. In the event that such investment banking firms do not agree as to such disputed valuation(s) after 30 days, such firms shall together appoint a third nationally-recognized investment banking firm to resolve such dispute by calculating the disputed valuation(s). The calculation of such third investment banking firm shall be conclusive as to the disputed valuation(s). Each party shall bear the fees and expenses of the investment banking firm engaged by it pursuant to this Section, and the fees and expenses of a third investment banking firm, if necessary, shall be borne equally by Harbinger and Premenos.

     (c) If this Agreement is terminated (i) by Premenos pursuant to Section 8.1(f) or (ii) by Harbinger pursuant to 8.1(g), then Harbinger shall pay to Premenos a termination fee of Four Million Dollars ($4,000,000) in cash (the "Premenos Termination Fee") to reimburse and compensate Premenos for its time, expenses and lost opportunity costs of pursuing the Merger, which Premenos Termination Fee shall be paid to Premenos within two (2) days of the termination of this Agreement pursuant to such Sections.

     (d) As used in this Agreement, an "Alternative Transaction" shall mean (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than Harbinger, Premenos or any affiliate thereof as of the date hereof (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than fifty percent (50%) of the outstanding shares of Premenos Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving Premenos or any of its subsidiaries, upon completion of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than fifty percent (50%) of the outstanding equity securities of Premenos or any of its subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of Premenos or any of its subsidiaries (including, for this purpose, outstanding equities securities of Premenos's subsidiaries) having a fair market value equal to or more than fifty percent (50%) of the fair market value of all consolidated assets of Premenos and its subsidiaries immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of Premenos or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of Premenos.

     (e) In no event shall Harbinger or Premenos, as the case may be, be required to pay any fee pursuant to this Section 8.4 if, immediately prior to the applicable termination of this Agreement, the party that otherwise would be entitled to receive such fee pursuant to this Section 8.4 was in material breach of any of its obligations under this Agreement.

     (f) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable attorneys' fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on any unpaid fee at the publicly announced prime rate of First Union National Bank of North Carolina from the date such fee was required to be paid.

                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

     Section 9.1. Notices. Each notice, communication and delivery under this Agreement must be made in writing signed by the party making the same, must specify the Section pursuant to which it is given or being made, and must be delivered personally or by telecopy transmission, by recognized overnight courier or sent by registered or certified mail or by any express mail service (with postage and other fees prepaid) as follows:

          To Harbinger:
                      Harbinger Corporation
                       1055 Lenox Park Boulevard
                       Atlanta, Georgia 30319-5309
                       Attn: C. Tycho Howle
                       Telecopy No.: (404) 848-2861
          with a copy to:
                      King & Spalding
                      191 Peachtree Street
                      Atlanta, Georgia 30303
                       Attn: William R. Spalding, Esq.
                       Telecopy No.: (404) 572-5145

          To Premenos:Premenos Technology Corp.
                       1000 Burnett Avenue
                       Concord, California 94520
                       Attn: Lew Jenkins
                       Telecopy No.: (510) 825-9184

          with a copy to:
                      Bryan Cave LLP
                       245 Park Avenue
                       New York, New York 10167
                       Attn: Stephan Mallenbaum, Esq.
                       Telecopy No.: (212) 692-1900

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing.

     Section 9.2. Disclosure Letters and Exhibits. The Premenos Disclosure Letter and the Harbinger Disclosure Letter and all Exhibits are hereby incorporated into this Agreement and are made a part of this Agreement as if set out in full in this Agreement.

     Section 9.3. Assignment; Successors in Interest. No assignment or transfer by Harbinger, HarbingerSub or Premenos of their respective rights and obligations under this Agreement prior to the Closing shall be made except with the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns, and any reference to a party shall also be a reference to a permitted successor or assign.

     Section 9.4. Investigations; Representations and Warranties. The representations and warranties of Harbinger and Premenos set forth in this Agreement shall terminate immediately after Closing. The covenants and agreements of each of Harbinger, HarbingerSub and Premenos set forth in this Agreement and the exhibits to this Agreement shall survive the Closing and shall remain in full force and effect until performed or satisfied by the applicable party responsible for the same in this Agreement or the exhibits to this Agreement. The respective representations and warranties of Harbinger, HarbingerSub and Premenos contained in this Agreement or in any certificate, or other document delivered by any party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a party.

     Section 9.5. Number; Gender. Whenever this Agreement so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     Section 9.6. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the Premenos Disclosure Letter and the Harbinger Disclosure Letter.

     Section 9.7. Controlling Law; Integration; Amendment. (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to Delaware's choice of law rules and the parties agree that any legal proceeding instituted with respect to this Agreement shall be brought exclusively in any state or federal court in the State of Delaware and the parties submit to personal jurisdiction therein and agree that venue properly lies in any such court in the State of

Delaware. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties.

     (b) This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

     Section 9.8. Premenos and Harbinger Knowledge. As used in this Agreement, the terms "the best knowledge of Premenos," "known to Premenos" or words of similar import used herein with respect to Premenos shall mean the actual knowledge of any Premenos Executive, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Premenos Executives" shall consist of Messrs. Lew Jenkins, David Hildes, Timothy A. Dreisbach, and H. Ward Wolff. As used in this Agreement, the terms "the best knowledge of Harbinger," "known to Harbinger" or words of similar import used herein with respect to Harbinger shall mean the actual knowledge of any Harbinger Executive, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Harbinger Executives" shall consist of Messrs. C. Tycho Howle, David T. Leach, James C. Davis and Joel G. Katz.

     Section 9.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     Section 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     Section 9.11. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties, and their permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     Section 9.12. Waiver. At any time prior to the Effective Time, the parties, by or pursuant to action taken by their respective Boards of Directors, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant to this Agreement; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained in this Agreement; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 9.13. Merger. Harbinger, HarbingerSub and Premenos each acknowledges and agrees that it has not relied on, or been induced to enter into this Agreement on account of, any representation or warranty of any kind, whether oral or written, express or implied, except for such representations and warranties of Harbinger, HarbingerSub and Premenos as are set forth in this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

                                                       HARBINGER CORPORATION
[Corporate Seal]

Attest:                                                By: JAMES C. DAVIS
                                                           -------------------------------------------------
                                                           Title: President and Chief Operating Officer
                                                       -------------------------------------------

                By: /s/ JOEL G. KATZ
 ---------------------------------------------------
                  Title: Secretary
    ---------------------------------------------

                                                       OLYMPIC SUBSIDIARY CORPORATION

[Corporate Seal]

Attest:                                                By: JAMES C. DAVIS
                                                           -------------------------------------------------
                                                           Title: President and Chief Operating Officer
                                                       -------------------------------------------

                By: /s/ JOEL G. KATZ
 ---------------------------------------------------
                  Title: Secretary
    ---------------------------------------------

                                                       PREMENOS TECHNOLOGY CORP.

[Corporate Seal]

Attest:                                                By: LEW JENKINS
                                                           -------------------------------------------------
                                                           Title: Chairman
                                                       -------------------------------------------

                By: /s/ H. WARD WOLFF
 ---------------------------------------------------
                  Title: Secretary
    ---------------------------------------------